EXHIBIT 10.1

EXECUTION VERSION

INVESTMENT AND STRATEGIC COOPERATION AGREEMENT

by and between

JANUS CAPITAL GROUP INC.

and

THE DAI-ICHI LIFE INSURANCE COMPANY, LIMITED

Dated as of August 10, 2012

i

Exhibits
Exhibit A	Delaware 203 Approval
Exhibit B	Form of Option Agreement
Exhibit C	Registration Rights

ii

INVESTMENT AND STRATEGIC COOPERATION AGREEMENT

This Investment and Strategic Cooperation Agreement, dated as of August 10, 2012 (this “Agreement”), by and between Janus Capital Group Inc., a Delaware corporation (the “Company”), and The Dai-ichi Life Insurance Company, Limited, a Japanese corporation (the “Investor”).  The Company and the Investor may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties desire to enter into a strategic alliance on the terms and conditions contemplated by this Agreement;

WHEREAS, the Parties desire to exchange expertise and human resources among the Company, the Investor and the Investor’s Affiliate (as hereinafter defined), DIAM Co., Ltd., and a key element of the alliance for the Investor is to increase its knowledge and expertise in the asset management business;

WHEREAS, as part of such strategic alliance, and subject to the terms and conditions of this Agreement, the Investor intends to invest an aggregate of at least $2,000,000,000 of its general account assets into funds and other investment products managed by the Company and its Affiliates, including an aggregate of at least $120,000,000 of seed capital investments, and to promote the distribution, marketing and cross selling in Japan by its Affiliate, DIAM Co., Ltd., of the Company’s investment products, and the Company intends to consult with the Investor in good faith regarding the promotion of DIAM Co., Ltd. products in the United States;

WHEREAS, in connection with the transactions described above, the Investor desires to acquire Beneficial Ownership (as hereinafter defined) of at least 15% of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and to account for such investment using the equity accounting method under Japanese generally accepted accounting principles (or such other accounting principles as may be adopted by the Investor for preparation of its financial statements);

WHEREAS, in consideration of the benefits to be obtained by the Company by virtue of the arrangements described above, and in light of the undertakings made by the Investor herein, the Company is willing to permit the Investor to acquire from time to time as permitted hereby Beneficial Ownership of shares of the Company Common Stock in accordance with and subject to the conditions set forth herein and in the Option Agreement (as hereinafter defined) (the “Acquisition”) and to grant the rights described herein for the Investor to send its representatives to the Company, participate as an observer in executive committee meetings of the Company and have its designee be appointed to the board of directors of the Company (the “Company Board”), in each case subject to the terms and conditions hereof;

WHEREAS, the Company Board has, subject to the execution of this Agreement, adopted a resolution, substantially in the form set forth under Exhibit A (the “203 Approval”), to approve the Acquisition and the other transactions contemplated by this Agreement for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor are entering into an option agreement (the “Option Agreement”), in the form set forth under Exhibit B.

NOW, THEREFORE, in consideration of the mutual covenants and premises of this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions.  For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Applicable Accounting Standards” means Japanese generally accepted accounting principles or such other accounting principles as are then governing preparation of the Investor’s financial statements.

“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York or a national holiday in Japan) on which banks are open for business in New York City and Tokyo, Japan.

“Company Securities” means (i) any shares of capital stock or other equity interests of the Company or of any of its Subsidiaries; (ii) any other securities of the Company or of  any of its Subsidiaries granting voting rights; (iii) any warrants, options, convertible or exchangeable securities, subscriptions, calls or other rights (including any preemptive or similar rights) to purchase or acquire any of the securities described in the foregoing clauses (i) and (ii); or (iv) any security, instrument or agreement granting economic rights based upon the value of, or the value of which is determined by reference to any of the securities described in the foregoing clauses (i) through (iii), regardless of whether such security, instrument or agreement is or may be settled in securities, cash or other assets.

“DIAM” means DIAM Co., Ltd., a corporation formed under the laws of Japan.

“DIAM Global High Yield Account” means the DIAM separate account managed pursuant to a Sub-Investment Management Agreement, by and between DIAM and Janus Capital Management LLC, dated July 8, 2011.

“DIAM Global Research Account” means the DIAM separate account managed pursuant to an Investment Management Agreement, by and between DIAM and Janus Capital Management LLC, dated September 28, 2006.

“Effective Time” means the first date upon which the Investor Beneficially Owns 15% of the issued and outstanding shares of Company Common Stock (excluding options, warrants and other derivatives that have not been exercised and physically settled in shares of Company Common Stock).

“Event of Financial Distress” means (a) with respect to the Investor, either (1) Investor’s solvency margin ratio, as calculated in accordance with Japanese regulatory requirements, is less than 300% or (2) Investor’s regulatory capital is less than the minimum amount thereof required by applicable Law in Japan and (b) with respect to the Company, (1) the Company is in breach of any financial covenant of any outstanding indebtedness (after giving effect to any waiver, grace period or extension thereof) or (2) the Company’s independent outside auditors have issued a qualified opinion as to the Company’s “going concern” status.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any supranational, national, federal, state, provincial or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions (including any national securities exchange or the equivalent) with relevant jurisdiction.

“Insolvency Event” means, with respect to any Party (the “Insolvent Party”), the occurrence of the any of the following:  (i) (A) an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking: (I) relief in respect of the Insolvent Party under Title 11 of the United States Code or any other applicable bankruptcy, insolvency, receivership or similar Law in Japan or in any other applicable jurisdiction, (II) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Insolvent Party or (III) the winding-up or liquidation of the Insolvent Party, and (B) such proceeding or petition shall continue unstayed or undismissed for a period of 60 consecutive calendar days or an order or decree approving or ordering any matters described in the foregoing clauses (I),

(II) and (III) shall be entered; or (ii) the Insolvent Party shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other applicable bankruptcy, insolvency, receivership or similar Law in Japan or any other applicable jurisdiction, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in the foregoing clause (i), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in the foregoing clause (i), (E) make a general assignment for the benefit of creditors or (F) admits in writing its inability, or fail generally, to pay its debts as they become due.

“Law” means any federal, state, provincial, local, domestic or foreign law, common law, ordinance, code, writ, injunction, order, decree, statute, rule or regulation of any Governmental Authority.

“Material Adverse Effect” means, with respect to the Company or the Investor, as applicable, any event, change, effect, development, or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no such event, change, effect, development, or occurrence resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) the general conditions in the industry in which such Person operates to the extent not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole relative to other comparable participants in such Person’s industry; (b) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States, Japan or elsewhere in the world, to the extent not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other comparable participants in such Person’s industry; (c) any act of civil unrest, war or terrorism or any escalation or worsening of any such acts; (d) the announcement, pendency or consummation of this Agreement or the other transactions contemplated hereby; (e) changes in any Laws, GAAP, Japanese generally accepted accounting principles (or such other accounting principles as may be adopted by the Company or the Investor, as applicable, for preparation of its financial statements) (or interpretation or enforcement thereof) to the extent not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other comparable participants in such Person’s industry; (f) the failure, in and of itself, of such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of assets under management, revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of such Person’s securities (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition).

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Shares” means shares of Company Common Stock Beneficially Owned by the Investor, and any other securities issued in respect of such shares in any share exchange, merger, recapitalization, dividend, stock split or other similar transaction that are Beneficially Owned by the Investor, or any right to acquire any such shares or other securities.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or otherwise bestowing the power to direct the management of such entity are, at the time, directly or indirectly owned by such Person or any entity for which such Person serves as the managing member or general partner.

Section 1.2           Additional Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Term	Section
203 Approval	Recitals
Acceptance Notice	2.7(b)
Acquisition	Recitals
Administrative Guidance	4.1(b)
Affiliated Transferee	4.3(a)
Agreement	Preamble
Approved Tender Offer	4.1(a)
Beneficial Ownership	2.1(a)
Blackout Period	2.5(a)
Change of Control	3.3(e)
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals
Company Repurchase Event	4.7
Company SEC Documents	7.1(g)
Coordination Committee	6.2
Designation Right	5.2(a)
DGCL	Recitals
DIAM Channel Sales	6.2
DIAM Channel Sales Targets	6.3
DOJ	2.4(a)
Eligible Investments	6.1(f)
Equity Issuance	2.7(d)

Term	Section
Executive Committee	6.2
Exempt Equity Issuance	2.7(d)
FTC	2.4(a)
Fundamental Transaction	3.3(b)
GAAP	7.1(h)
Governmental Order	4.1(b)
HSR Act	2.4(a)
Identified Transferee	4.5(a)
Information Rights	5.3
Initial Funding Date	6.1(a)
Initial Investment	6.1(a)
Initial Seed Capital Investment Fees	6.1(g)(ii)
Initial Seed Capital Investments	6.1(g)(ii)
Insolvent Party	1.1
Invested Assets	6.1(a)
Investor	Preamble
Investor Parent	4.3(a)
Investor Representative	5.2(a)
New Securities	2.7(a)
NYSE Rule	2.7(a)
Option Agreement	Recitals
Ownership Limit	2.1(a)
Parties	Preamble
Party	Preamble
Permitted Affiliate Sale	4.3(a)
Permitted Non-Public Transfer	4.3(b)
Permitted Public Transfer	4.3(c)
Permitted Sales	4.2
Person	3.1
Potential Option Shares	8.1(d)
Preemptive Rights Notice	2.7(b)
Preemptive Rights Shares	2.7(a)
Pre-Issuance Ownership Percentage	2.7(g)
Purchase Window	2.1(a)
Receiving Party	5.4
Registration Rights	5.5
Regulatory Transfer	4.1(b)
Representatives	5.4
Restricted Period	4.1(a)
Restricted Period Approved Tender Offer	4.1(a)
ROFO Negotiation Period	4.6
ROFO Notice	4.6
ROFO Open Period	4.6
ROFO Shares	4.6

Term	Section
ROFR Exercise Period	4.5(b)
ROFR Notice	4.5(a)
ROFR Open Period	4.5(c)
ROFR Price	4.5(a)
ROFR Shares	4.5(a)
ROFR Terms	4.5(a)
SEC	2.5(b)
Securities Act	4.3(b)
Seed Capital Investments	6.1(c)
Senior Executive	4.1(b)
Standstill Fall-Away Date	3.3
Standstill Restrictions	3.1(i)
Stockholder Approved Issuance	2.7(f)
Subsequent Offering	4.1(a)
Temporary Redemption Date	6.1(f)
Transfer	4.1(a)
True-up Equity Issuance	2.7(d)

Section 1.3           Interpretation and Construction.

(a)           In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement; (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto; (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a Person are also to its successors and permitted assigns; (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise and (ix) “$” refers to U.S. dollars.  References to “Law”, “Laws” or to a particular statute or Law shall be deemed also to include such Laws or statutes as such Laws or statutes are from time to time amended, modified or supplemented, including by succession of comparable successor Laws.

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions.  If an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

ARTICLE II

PURCHASE OF THE COMPANY COMMON STOCK

Section 2.1           Purchase of the Company Common Stock.

(a)           The Investor shall use commercially reasonable efforts to acquire, through open market transactions (including, for the avoidance of doubt, by means of block trade purchases and through purchases and sales of options, warrants and other derivative instruments, in each case that are physically settled in shares of Company Common Stock (provided, that, such options, warrants or other derivative instruments may be settled in cash in connection with any rollover of such instrument)), and, to the extent utilized in the Investor’s sole discretion, pursuant to the Option Agreement, during the period beginning on the date hereof and ending on the first anniversary of the date hereof (the “Purchase Window”), Beneficial Ownership of no less than 15% of the issued and outstanding shares of the Company Common Stock and up to an aggregate maximum of 20% of the issued and outstanding shares of the Company Common Stock (the “Ownership Limit”); provided, however, that if the Investor fails to acquire Beneficial Ownership of at least 15% of the issued and outstanding shares of the Company Common Stock prior to the expiration of the Purchase Window, the Investor shall, following the expiration of the Purchase Window and prior to termination of this Agreement, continue to use commercially reasonable efforts to acquire Beneficial Ownership of at least 15% of the issued and outstanding shares of the Company Common Stock.  Except as otherwise provided in this Agreement, Investor shall not acquire shares of the Company Common Stock in excess of the Ownership Limit.  For purposes of this Agreement, “Beneficial Ownership” shall be defined consistent with such term’s meaning under Rule 13d-3 or 13d-5 under the Exchange Act and other terms of similar import shall have comparable meanings; provided, however, that for purposes of this Agreement and the Option Agreement, Beneficial Ownership of the Investor shall be deemed to exclude the Option Shares (as defined in Exhibit B), except to the extent such Option Shares are issued, outstanding and paid for pursuant to the Investor’s exercise of the Conditional Option (as defined in Exhibit B).  Notwithstanding anything to the contrary herein, the Investor shall not commence, and shall cause its purchases of the Company Common Stock to be conducted in a manner so as not to constitute, a tender offer (as such term is understood and interpreted for purposes of Section 14(d) of the Exchange Act) with respect to any securities of the Company.  For purposes of this Section 2.1(a), “commercially reasonable efforts” shall not require the Investor to acquire shares of the Company Common Stock outside the limitations set forth in the approval of the board of directors of the Investor regarding the Investor’s entry into this Agreement, a full and complete description of which limitations has been received by the Company in writing prior to the date hereof.

(b)           For purposes of this Agreement, all determinations of the amount of issued and outstanding shares of the Company Common Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the SEC, unless the Company shall have updated such information by delivery of written notice to the Investor.

(c)           In the event that the Company issues Company Securities that are voting securities other than Company Common Stock, the Parties agree to work in good faith to enter into appropriate amendments to this Agreement to account for and treat such new class of Company Securities consistent with the Investor’s continued accounting for its investment in the Company using the equity accounting method under Japanese generally accepted accounting principles (or such other accounting principles as may be adopted by the Investor for preparation of its financial statements).

Section 2.2           Prohibition on Company Repurchases.  From the date of this Agreement until the earlier of (a) the one year anniversary of the date hereof and (b) the date the Investor exercises its Designation Right pursuant to Section 5.2 hereof, neither the Company nor any of its Subsidiaries shall, without the Investor’s prior written consent, repurchase or offer to repurchase any issued and outstanding shares of the Company Common Stock, other than repurchases of shares of the Company Common Stock made in the ordinary course of business consistent with past practice with respect to shares of the Company Common Stock (x) owned by employees upon the termination of such employees’ employment or (y) pursuant to a repurchase program utilized by the Company to offset issuances of shares of Company Common Stock pursuant to the Company’s compensation or incentive plans.

Section 2.3           Share Purchase Agent.  To effect the Acquisition, the Investor shall engage a nationally recognized securities firm in the United States to act as the Investor’s share purchase agent.

Section 2.4           Regulatory Filings.

(a)           As promptly as reasonably practicable after the date of this Agreement, each of the Company and the Investor shall file a Notification and Report Form and any other required materials with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) to permit the Acquisition and the other transactions contemplated by this Agreement but such filing shall be at the minimum notification threshold necessary to permit the same.

(b)           The Investor shall not acquire any shares of the Company Common Stock in violation of the HSR Act or other applicable Law.

(c)           The Company and the Investor shall cooperate with each other in connection with preparing and/or making any filing under the HSR Act for the Acquisition and the other transactions contemplated by this Agreement, and each of them shall comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials from the FTC or the DOJ in respect of the Acquisition and the other transactions contemplated by this Agreement.  Each of the Company and the Investor shall use commercially reasonable efforts to obtain the expiration or early termination of the applicable waiting period under the HSR Act.  The Company and the Investor shall cooperate with respect to the filings, notices and approvals described in Sections 7.1(c) and 7.2(c) and shall use commercially reasonable efforts to make or obtain in a timely manner such filings, notices and approvals.  In addition, the Company and the Investor agree to keep each other reasonably informed of the status of such filings, notices and approvals, including promptly notifying each other of (x) the submission of any such filing or notice, (y) the receipt of any material communication from a Governmental Authority relating to any such filing, notice or approval and (z) the receipt of any such approval.

Section 2.5           Securities Laws; Blackout Periods.

(a)           The Investor acknowledges that the Company is an issuer with securities registered pursuant to the Exchange Act and that the trading in securities of the Company (including shares of the Company Common Stock) by the Investor while it is in possession of material non-public information concerning the Company may subject the Investor to liability under applicable Law.  Accordingly, notwithstanding anything in this Agreement to the contrary, the Investor agrees that it shall not trade in securities of the Company (including shares of the Company Common Stock) at any time that it is in possession of material non-public information concerning the Company (a “Blackout Period”).  Notwithstanding the foregoing, the Company acknowledges that the Investor will not be deemed to be trading in securities of the Company while in possession of material non-public information concerning the Company if it engages in the purchasing or selling of securities of the Company in accordance with one of the affirmative defenses available pursuant to paragraph (c) of Rule 10b5-1 under the Exchange Act.

(b)           The Investor shall, in the course of its acquisition of shares of the Company Common Stock, comply with all applicable Laws, including the requirement to file a Schedule 13D and amendments thereto with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act.

Section 2.6           Acquisition Notice.  As promptly as reasonably practicable following the end of each Business Day during which the Investor acquires Beneficial Ownership of shares of the Company Common Stock, the Investor shall notify the Company in writing of (a) the number of shares of the Company Common Stock so acquired on such Business Day and (b) the price per share paid by the Investor for such shares of the Company Common Stock.

Section 2.7           Preemptive Rights.

(a)           For so long as the Investor Beneficially Owns at least 15% of the outstanding Company Common Stock (prior to giving effect to the applicable issuance of

New Securities), if the Company proposes to issue any shares of the Company Common Stock (including issuances of the Company Common Stock pursuant to exchangeable or convertible securities of the Company or other securities exercisable for shares of the Company Common Stock (upon exercise or in accordance with the terms thereof)) (“New Securities”), the Investor shall have the right to purchase up to such number of shares of the Company Common Stock that would allow the Investor to maintain Beneficial Ownership of the issued and outstanding shares of the Company Common Stock, after giving effect to the issuance of the applicable New Securities, that is no less than the Investor’s Pre-Issuance Ownership Percentage (such shares, the “Preemptive Rights Shares”); provided, however, that the Investor shall not have this purchase right to the extent that an issuance of the Preemptive Rights Shares to the Investor would require approval of the stockholders of the Company pursuant to Rule 312 of the New York Stock Exchange Listed Company Manual or any successor rule thereof (the “NYSE Rule”), unless such stockholder approval is obtained.  Notwithstanding the foregoing, to the extent the Company issues securities, other than Company Common Stock, that are exchangeable for, or convertible into, or otherwise exercisable for, shares of the Company Common Stock, the Investor shall only be entitled to exercise its right to purchase Preemptive Rights Shares pursuant to this Section 2.7 immediately prior to the time that the shares of Company Stock underlying such securities become issued, with such right subject to the actual issuance of the applicable underlying shares of Company Common Stock.

(b)           The Company shall provide the right contemplated by Section 2.7(a) to the Investor by delivering a written notice to the Investor (the “Preemptive Rights Notice”) stating (i) the Company’s intention to issue New Securities, (ii) the amount of such New Securities that the Company proposes to issue in the aggregate and, correspondingly, the number of Preemptive Rights Shares that the Investor is entitled to purchase and (iii) the price of such New Securities (or (x) if such prices are not clearly identifiable, as may be in the case of an Equity Issuance, such effective price per share as is reasonably determined by the Company in good faith, which shall in no event be greater than the then-applicable market price of the Company Common Stock or (y) in the case of issuances of restricted stock, the fair market value of such restricted stock as determined by the Company in the ordinary course in connection with such issuance) of the Preemptive Rights Shares.  Within ten (10) Business Days following the delivery of the Preemptive Rights Notice by the Company to the Investor, the Investor may, by delivery of a written notice of acceptance to the Company (the “Acceptance Notice”), elect to purchase all, or any portion, of the Preemptive Rights Shares that the Investor is then entitled to purchase pursuant to this Section 2.7 for the price indicated in the Preemptive Rights Notice.  The delivery of the Acceptance Notice shall be evidence of the Investor’s irrevocable commitment to purchase the number of Preemptive Rights Shares indicated in the Acceptance Notice for the price indicated in the Preemptive Rights Notice, and the consummation of the sale and purchase of the Preemptive Rights Shares shall occur concurrently with or as promptly as practicable following the Company’s issuance of the corresponding New Securities.

(c)           Notwithstanding anything in this Section 2.7 to the contrary, if the amount of New Securities to be issued is for any reason less than the amount that was initially proposed to be issued as indicated in the Preemptive Rights Notice, the Company may (whether before or after the Investor has delivered an Acceptance Notice to the Company) decrease the number of Preemptive Rights Shares that the Investor is entitled to purchase pursuant to this Section 2.7 to an amount not less than the amount necessary to allow the Investor to maintain (but not exceed) its Pre-Issuance Ownership Percentage after giving effect to the issuance of the applicable New Securities.

(d)           Notwithstanding anything in this Section 2.7 to the contrary, Section 2.7(a) shall not apply, and the Company shall have no obligation to sell, and the Investor shall have no right to purchase from the Company, any shares of the Company Common Stock or any other securities of the Company, if the Company proposes to issue New Securities solely to provide equity compensation for employment and/or services by directors, officers, employees, consultants or other service providers of the Company or its Affiliates (an “Equity Issuance”) and such Equity Issuance would not cause the Investor’s Beneficial Ownership of shares of the Company Common Stock to decrease to less than 15% of the issued and outstanding shares of the Company Common Stock (after giving effect to such issuance) (an “Exempt Equity Issuance”); provided, that for the avoidance of doubt, to the extent such Equity Issuance would cause the Investor’s Beneficial Ownership of shares of the Company Common Stock to decrease to less than 15% of the issued and outstanding shares of the Company Common Stock (after giving effect to such issuance), the Investor shall have the right to purchase Preemptive Rights Shares in accordance with the provisions of Section 2.7(a), subject to the conditions and limitations set forth therein (including the NYSE Rule), and subject to the procedures set forth in Section 2.7(b) (a “True-up Equity Issuance”). The Company shall provide written notice to the Investor at least ten (10) Business Days prior to any Equity Issuance if it (in the aggregate when combined with all other Equity Issuances of which the Company did not provide written notice to the Investor) would cause Investor’s Beneficial Ownership of shares of Company Common Stock to decrease by 1% or more (as a percentage of the Investor’s Beneficial Ownership of issued and outstanding shares of the Company Common Stock) (after giving effect to such issuance). For example, if the Investor’s Beneficial Ownership of shares of Company Common Stock is 17% prior to any such issuance, then the Company shall be required to provide notice to the Investor prior to any such issuance that would cause the Investor’s Beneficial Ownership of shares of Company Common Stock to decrease by more than 0.17% (1% of 17%).

(e)           Upon the Company’s issuance of any Preemptive Rights Shares, such Preemptive Rights Shares shall be (i) validly issued, fully paid and nonassessable and (ii) duly authorized by all necessary corporate action of the Company.

(f)           In the event that the Company proposes an issuance of New Securities (excluding Preemptive Rights Shares pursuant to this Section 2.7) that is subject to approval by the stockholders of the Company under the NYSE Rule (a “Stockholder Approved Issuance”) and the full number of Preemptive Rights Shares that would be issued to the Investor pursuant to Section 2.7(a) in connection with such

Stockholder Approved Issuance would exceed the amount that the Company could issue to the Investor without stockholder approval pursuant to the NYSE Rule, the Company shall, in connection with seeking approval for such Stockholder Approved Issuance, include in the proxy solicitation relating to such Stockholder Approved Issuance a separate proposal seeking the approval by the stockholders of the Company for the issuance to the Investor of the Preemptive Rights Shares in connection with such Stockholder Approved Issuance; provided, that the Company shall use the same efforts it uses to seek approval of the issuance to the Investor of the Preemptive Rights Shares as it uses for the Stockholder Approved Issuance (it being understood that no Stockholder Approval Issuance will be conditioned on the receipt of such approval).

(g)           “Pre-Issuance Ownership Percentage” means the Investor’s Beneficial Ownership, expressed as a percentage, of issued and outstanding shares of the Company Common Stock as of immediately prior to the applicable issuance of New Securities; provided, that, in the case of a True-up Equity Issuance, the Investor’s Beneficial Ownership shall be calculated for purposes of this definition without giving effect to any prior Exempt Equity Issuance or other issuance of the Company Common Stock for which the Investor did not have preemptive rights due to the proviso to Section 2.7(a) that was made following the later of (x) the commencement of the Investor’s rights pursuant to this Section 2.7 and (y) the last prior True-Up Equity Issuance.

ARTICLE III

STANDSTILL

Section 3.1           Standstill.  From and after the date of this Agreement, without the prior written consent of the Company Board, the Investor shall not, and shall not permit any of its Affiliates to, directly or indirectly, alone or in concert with any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, labor union, other entity or group (as defined by Rule 13d-5 under the Exchange Act) (each, a “Person”), solicit, encourage, participate in or facilitate any Person in (including by voting its shares of the Company Common Stock in support of), or engage in:

(a)           any tender or exchange offer for securities of the Company or any of its subsidiaries, merger, consolidation, business combination or acquisition or disposition of assets of the Company or any of its Subsidiaries, or any other actions that would or would reasonably be expected to result in a Change of Control (as hereinafter defined);

(b)           the nomination for election, or election, of any individual as a director of the Company, other than as contemplated by Section 5.2 hereof and any such individual nominated by the Company Board or the applicable committee thereof;

(c)           any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its Subsidiaries;

(d)           the acquisition of, or the obtaining of any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities (including Company Securities) or other obligations or any assets of the Company or any of its Subsidiaries;

(e)           forming, joining or in any way participating in a “partnership, limited partnership, syndicate, or other group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) for purposes of acquiring, holding, voting or disposing of any securities of the Company;

(f)           disposition of any Shares in response to an unsolicited tender offer for securities of the Company or other proposed offer or business combination, except as otherwise provided in Section 4.1;

(g)           any act or proposal to seek additional representation on the Company Board;

(h)           any action (including any public announcement or communication with or to the Company) that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in this Section 3.1; or

(i)           any act or proposal to seek to amend or obtain a waiver of any of the foregoing (the restrictions set forth in the foregoing clauses (a) through (i), the “Standstill Restrictions”);

provided, however, that the Standstill Restrictions shall be suspended and none of them shall apply at any time that the Investor ceases to Beneficially Own 3% or more of the issued and outstanding shares of the Company Common Stock.

Section 3.2           Standstill Exceptions.  Notwithstanding anything in Section 3.1 to the contrary, the Investor shall be permitted to acquire Beneficial Ownership of up to 20% of the issued and outstanding shares of the Company Common Stock at any time; provided, however, that in no event shall the Investor acquire shares of the Company Common Stock if such acquisition would result in the Investor having Beneficial Ownership of shares of the Company Common Stock in excess of the Ownership Limit.

Section 3.3           Standstill Fall-Away.  Except as otherwise provided in Section 5.2, the Standstill Restrictions shall terminate upon the occurrence of any of the following events (each, a “Standstill Fall-Away Date”):

(a)           any Person, other than: (i) the Company, (ii) a trustee or other fiduciary holding voting securities of the Company under an employee benefit plan of the Company, (iii) an underwriter temporarily holding voting securities of the Company pursuant to an offering of such securities, or (iv) a Person owned, directly or indirectly, by the security holders of the Company in substantially the same proportions as their ownership of voting securities of the Company, is or becomes the Beneficial Owner, directly or indirectly, of voting securities of the Company representing more than 50% of the combined voting power of the Company’s then issued and outstanding voting securities;

(b)           the Company consummates a merger, consolidation, share exchange or other similar transaction (a “Fundamental Transaction”) with any other Person, other than a Fundamental Transaction in which the voting securities of the Company that are issued and outstanding immediately prior to such Fundamental Transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least a majority of the combined voting power immediately after such Fundamental Transaction of (i) the Company’s issued and outstanding securities or (ii) the surviving or parent entity’s issued and outstanding securities;

(c)           the security holders of the Company approve a plan of complete liquidation or winding-up of the Company;

(d)           the sale or disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets is consummated; or

(e)           a change of a majority of the membership of the Company Board (other than a change approved by a majority of the directors serving on the Company Board prior to such change) (each event set forth in the foregoing clauses (a) through (e), with respect to the Company, shall constitute a “Change of Control”).

ARTICLE IV

TRANSFERS

Section 4.1           Transfer Restrictions.

(a)           Without the Company’s prior written consent, the Investor shall not, directly or indirectly, sell, transfer, offer, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each, a “Transfer”) any Shares or any right, title or interest therein or thereto; provided, however, that the Investor may, without the Company’s prior written consent, Transfer Shares (i) at any time during the Restricted Period (as hereinafter defined) as permitted by and in accordance with Section 4.2, (ii) at any time after the Restricted Period as permitted by and in accordance with Section 4.3, (iii) at any time as permitted by and in accordance with Section 4.7 or pursuant to an Approved Tender Offer, a Restricted Period Approved Tender Offer or a Subsequent Offering (each as hereinafter defined), (iv) following a Change of Control or (v) following notice to the Company (which must be delivered as soon as reasonably practicable), at any time pursuant to a Regulatory Transfer; provided, further, that, for the avoidance of doubt, a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Investor is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of the Investor, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be a “Transfer” by the Investor of any Shares or any right, title or interest therein or thereto.  For purposes of this Agreement: “Approved Tender Offer” shall mean a tender offer or business combination relating to the issued and outstanding shares of the Company’s Common Stock that has been approved by the Company Board following the Restricted Period; “Restricted Period Approved Tender Offer” shall mean a tender offer or business combination relating to a majority of the issued and outstanding shares of the Company’s Common Stock that has been approved by the Company Board during the Restricted Period; “Subsequent Offering” shall mean any post-closing subsequent offering period of a completed tender offer for at least a majority of the issued and outstanding shares of the Company’s Common Stock by any third party so long as a majority of the issued and outstanding shares of the Company Common Stock have been previously tendered to such third party and are not subject to withdrawal; and “Restricted Period” shall mean the period beginning on the date on which the Investor first acquires, through open market purchases or purchases pursuant to the Option Agreement or both, Beneficial Ownership of any shares of the Company Common Stock and ending the date that is the earlier of (a) the third anniversary of the Effective Time or (b) the termination of the Agreement pursuant to Section 8.1.  For the avoidance of doubt, Transfers of Shares by the Investor (x) pursuant to an Approved Tender Offer, a Restricted Period Approved Tender Offer or a Subsequent Offering or following a Change of Control shall not be subject to the limitations or the Company’s rights set forth in Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6 and (y) pursuant to a Regulatory Transfer shall not be subject to the limitations or the Company’s rights set forth in Section 4.5 or Section 4.6.

(b)           “Regulatory Transfer” means a Transfer by the Investor pursuant to a Permitted Sale to the extent necessary (i) to comply with applicable Law, effectively binding written or oral “administrative guidance” from a Governmental Authority in Japan having competent jurisdiction over the Investor or its business (“Administrative Guidance”) or an Order by a Governmental Authority with competent jurisdiction over the Investor or its business (“Governmental Order”), or (ii) following the Company informing the Investor of an acquisition or change pursuant to Items (1)(c) and (2) of Schedule 5.3 of the Disclosure Letter that would or would reasonably be expected to result in the Investor being in violation of applicable Law in Japan, for the Company to no longer be deemed to be an affiliate of the Investor under applicable Law in Japan, and in each case of clauses (i) and (ii), only for the minimum amount of Shares that would be necessary to comply with such Law, Administrative Guidance or Governmental Order or for the Company to no longer be deemed to be an affiliate of the Investor under applicable Law in Japan, as applicable; provided, that the Investor shall notify the Company in writing about any such requirement or affiliation issue promptly after the Investor becomes aware of such requirement or affiliation issue, and, if practicable based on the timing of the actions required for compliance or disaffiliation, prior to any Transfer of Shares pursuant to this Section 4.1(b), a Senior Executive (as hereinafter defined) of the Investor shall discuss with a Senior Executive of the Company and consider in good faith alternatives for complying with such Law, Administrative Guidance or Governmental Order or remedying such affiliation issue without disposing of Shares.  As used herein, “Senior Executive” means, with respect to the Company, the Chief Executive Officer or Chief Financial Officer, and with respect to the Investor, one of the two most senior executive officers in charge of the Investor’s asset management business, who shall initially be the individuals set forth on Schedule 4.1(b) of the Disclosure Letter.  Schedule 4.1(b) of the Disclosure Letter shall be updated from time to time by the Investor to provide the then-current names and titles of such senior executive officers in the event of any change.

Section 4.2           Permitted Transfers During Restricted Period.  Notwithstanding anything to the contrary contained in this Article IV (other than Section 4.1), during the Restricted Period, the Investor may Transfer all or a portion of its Shares solely by means of one or a series of (x) Permitted Affiliate Sales or (y) Permitted Non-Public Transfer or Permitted Public Transfer (together with Permitted Affiliate Sales, “Permitted Sales”) (subject to the Company’s rights set forth in Section 4.4 (if applicable) and Section 4.5), and, with respect to this clause (y) only:

(a)           if an Event of Financial Distress shall occur with respect to the Company or the Investor; provided that, the Investor shall notify the Company in writing about any such event after the Investor becomes aware of such event, and, prior to any Transfer of its Shares a Senior Executive of the Investor’s management shall discuss with a Senior Executive of the Company’s management and consider in good faith alternatives to a Transfer of its Shares; or

(b)           if an Insolvency Event shall occur with respect to the Company or the Investor.

Section 4.3           Permitted Transfers After the Restricted Period.  Notwithstanding anything to the contrary contained in this Article IV (other than Section 4.1), after the Restricted Period, the Investor may Transfer all or a portion of its Shares only by means of one or a series of Transfers:

(a)           to (i) any wholly-owned Subsidiary of the Investor, (ii) any Person of which the Investor is a wholly-owned Subsidiary (an “Investor Parent”) or (iii) any wholly-owned Subsidiary of any Investor Parent, in each case of the foregoing clauses (i), (ii) and (iii), if, prior to such Transfer, such transferee (an “Affiliated Transferee”) agrees pursuant to a written instrument in form and substance reasonably acceptable to the Company to (x) be bound by the obligations of the Investor under this Agreement as in effect immediately prior to such Transfer (which, however, shall not relieve the Investor of its obligations under this Agreement) and (y) Transfer all of the Shares that the Investor (or relevant Affiliated Transferee) has previously Transferred to such Affiliated Transferee back to the Investor in the event that such Affiliated Transferee ceases to be a wholly-owned Subsidiary of the Investor, an Investor Parent or a wholly-owned Subsidiary of any Investor Parent (and, in such event, the Investor shall cause such Transfer back to be effected) (each such transaction a “Permitted Affiliate Sale”);

(b)           (i)  not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) involving any block trade pursuant to an exercise of registration rights of the Investor, in each case, to any Person who, together with its Affiliates, would not, to the knowledge of the Investor after reasonable inquiry, after giving effect to the Transfer, Beneficially Own 5% or more of the issued and outstanding shares of the Company Common Stock (or other applicable securities) (a “Permitted Non-Public Transfer”, it being understood and agreed that a Permitted Affiliate Sale shall not constitute a Permitted Non-Public Transfer); provided, that the Investor may, with the Company’s prior written consent, make a Permitted Non-Public Transfer of Shares to a Person who, together with its Affiliates, would, after giving effect to such Permitted Non-Public Transfer, Beneficially Own 5% or more of the issued and outstanding shares of the Company Common Stock (or other applicable securities); or

(c)           to the general public that (i) is effected through a public stock exchange or electronic market based within the United States (A) pursuant to a Registration Statement (as defined in Exhibit C) filed by the Company with the SEC that is declared effective under the Securities Act or (B) pursuant to Rule 144 (if then applicable) or under any successor rule thereof under the Securities Act and (ii) otherwise complies with all applicable Laws (a “Permitted Public Transfer”); provided, that, in any Permitted Public Transfer, the Investor (x) shall use commercially reasonable efforts to effect as wide a distribution of Shares as is reasonably practicable and (y) shall not, without the Company’s prior written consent, Transfer Shares in any Permitted Public Transfer to any Person who, to the knowledge of the Investor, after giving effect to the Permitted Public Transfer, Beneficially Owns 5% or more of the issued and outstanding shares of the Company Common Stock (or other applicable securities).

Section 4.4           Volume Limitation.  Notwithstanding anything in this Article IV to the contrary (other than Section 4.1), the Investor shall not, without the Company’s prior written consent, Transfer pursuant to a Permitted Public Transfer, on any single day (other than in connection with an underwritten public offering), a number of Shares that in the aggregate exceeds 10% of the average daily trading volume of shares of the Company Common Stock (or other applicable securities) during a period of thirty (30) trading days immediately preceding the date of such Transfer.

Section 4.5           Right of First Refusal.

(a)           Before any Shares may be Transferred by the Investor pursuant to a Permitted Non-Public Transfer, the Investor shall deliver a written notice (a “ROFR Notice”) to the Company, which shall confirm the Investor’s bona fide intention to Transfer Shares (such shares, the “ROFR Shares”) in a Permitted Non-Public Transfer and shall set forth, with respect to such Permitted Non-Public Transfer, in reasonable detail:  (i) the identity of the Person or Persons to whom the Investor intends to Transfer such ROFR Shares (the “Identified Transferees”); (ii) the number of ROFR Shares that the Investor intends to Transfer; (iii) the price per share (expressed as a value in U.S. dollars or as a price relative to the market price) of the ROFR Shares (the “ROFR Price”); and (iv) all other material terms and conditions of such Permitted Non-Public Transfer

(the “ROFR Terms”).  The delivery of the ROFR Notice shall be evidence of the Investor’s irrevocable offer to Transfer to the Company all of the ROFR Shares for the ROFR Price and subject to the ROFR Terms.

(b)           During the period of ten (10) Business Days following the receipt of the ROFR Notice by the Company (the “ROFR Exercise Period”), the Company shall have the right to purchase all of the ROFR Shares for the ROFR Price per share and subject to the ROFR Terms, and the consummation of the sale and purchase of the ROFR Shares shall occur at the time that the Company and the Investor shall reasonably establish by mutual agreement which time shall be not more than twenty (20) Business Days following the end of the ROFR Exercise Period.  To exercise the right to purchase the ROFR Shares, the Company must timely deliver written notice to the Investor within the ROFR Exercise Period confirming the Company’s irrevocable commitment to purchase all of the ROFR Shares for the ROFR Price and subject to the ROFR Terms.  At the closing of the Transfer of the ROFR Shares from the Investor to the Company, (i) the Investor shall Transfer to the Company the ROFR Shares free and clear of all liens and encumbrances and shall deliver to the Company such other documents and instruments evidencing or otherwise relating to such Transfer as the Company reasonably may request, and (ii) the Company shall deliver to the Investor by wire transfer or bank check of immediately available funds an amount of cash in U.S. dollars for the payment in full for such ROFR Shares.

(c)           If the Company does not, prior to the end of a ROFR Exercise Period, exercise its right under this Section 4.5 to purchase the applicable ROFR Shares from the Investor for the ROFR Price per share and subject to the ROFR Terms, the Investor shall have the right, during a period of twenty (20) Business Days following the end of the ROFR Exercise Period (the “ROFR Open Period”), subject to the terms and conditions of this Agreement (including Section 4.4), to complete a Transfer of all of the ROFR Shares to an Identified Transferee for a price that is not less than the ROFR Price per share and subject to material terms and conditions that are not less favorable in any material respect to the Investor than the ROFR Terms.  If the Investor desires to Transfer any ROFR Shares following the end of the ROFR Open Period or if the Investor desires to Transfer any ROFR Shares in a Permitted Non-Public Transfer at any time (i) to any Person other than an Identified Transferee, (ii) for a price that is less than the ROFR Price per share or (iii) subject to material terms and conditions that are less favorable in any material respect to the Investor than the ROFR Terms, then the Investor shall be required to comply with the procedures set forth under this Section 4.5 again by delivering a new ROFR Notice to the Company and provide the Company with another ROFR Exercise Period during which the Company may elect to purchase ROFR Shares for the price per share, and subject to the material terms and conditions, indicated by such new ROFR Notice.

Section 4.6           Right of First Offer.  Before any Shares may be Transferred by the Investor pursuant to a Permitted Public Transfer (excluding any Transfer pursuant to paragraph (d) of Exhibit C), the Investor shall deliver a written notice (a “ROFO Notice”) to the Company, which shall confirm the Investor’s bona fide intention to

Transfer Shares (such shares, the “ROFO Shares”) in a Permitted Public Transfer.  During the period of ten (10) Business Days following the delivery of the ROFO Notice to the Company (the “ROFO Negotiation Period”), the Investor shall, if so requested by the Company, negotiate exclusively with the Company in good faith with respect to a transaction in which the Investor shall Transfer all or a portion of the ROFO Shares to the Company, in lieu of an effective Permitted Public Transfer for such ROFO Shares.  For the avoidance of doubt, the Investor shall not have any obligation to Transfer any ROFO Shares to the Company, and the Company shall not have any obligation to purchase any ROFO Shares from the Investor, unless the Company and the Investor mutually agree to such a transaction in writing.  If, following the expiration of the ROFO Negotiation Period, the Company and the Investor have not agreed in writing for the Investor to Transfer all or a portion of the ROFO Shares to the Company, then the Investor shall have the right, during a period of six (6) months following the end of the ROFO Negotiation Period (the “ROFO Open Period”), subject to the terms and conditions of this Agreement (including Section 4.4), to Transfer all of the ROFO Shares in a Permitted Public Transfer; provided, however, that (x) if the ROFO Shares are comprised of the Registrable Shares (as defined in Exhibit C), and (y) if the Investor demands, pursuant to the Registration Rights, a registration of such ROFO Shares or the filing of a Prospectus Supplement (as defined in Exhibit C) with respect to such ROFO Shares during the ROFO Open Period, then the ROFO Open Period shall end six (6) months following the effectiveness of the applicable Registration Statement or Prospectus Supplement filed by the Company pursuant to or as contemplated by Exhibit C.  If the Investor desires to Transfer any ROFO Shares following the end of the ROFO Open Period in a Permitted Public Transfer, then the Investor shall be required to comply with the procedures set forth under this Section 4.6 again by delivering a new ROFO Notice to the Company and provide the Company with another ROFO Negotiation Period pursuant to this Section 4.6.

Section 4.7           Mandatory Transfers.

(a)           If the Company engages in any share repurchase program or self-tender (a “Company Repurchase Event”) that would cause the Investor to Beneficially Own shares of the Company Common Stock in excess of the Ownership Limit, then the Investor shall (x) be given the opportunity to participate in such Company Repurchase Event on the same terms and conditions as other stockholders of the Company and (y) Transfer such number of Shares to the Company as may be permitted pursuant to the terms of such Company Repurchase Event as shall be necessary to reduce the Investor’s Beneficial Ownership of Shares to the Ownership Limit; provided, that to the extent such Transfer to the Company does not permit the Investor to reduce the Investor’s Beneficial Ownership of Shares to the Ownership Limit, the Investor shall, as promptly as practicable, Transfer such additional number of Shares pursuant to a Permitted Non-Public Transfer or a Permitted Public Transfer as shall be necessary to reduce the Investor’s Beneficial Ownership of Shares to the Ownership Limit, in each case without being subject to Section 4.4, Section 4.5 and Section 4.6.  Notwithstanding the foregoing, if such Company Repurchase Event would not cause the Investor to Beneficially Own more than 22% of the issued and outstanding shares of the Company Common Stock, then, during a period of sixty (60) calendar days following the date on which the Investor’s Beneficial Ownership of shares of the Company Common Stock first exceeds the Ownership Limit due to such Company Repurchase Event, the Investor may, in lieu of Transferring the applicable Shares to the Company pursuant to the terms of such Company Repurchase Event, Transfer such number of Shares pursuant to a Permitted Non-Public Transfer or a Permitted Public Transfer as shall be necessary to reduce the Investor’s Beneficial Ownership of Shares to the Ownership Limit, in each case without being subject to Section 4.4, Section 4.5 and Section 4.6. The Company shall promptly (but in no event less than ten (10) Business Days prior to the occurrence of the applicable event) notify the Investor thereof that a Company Repurchase Event is expected to cause the Beneficial Ownership of the Investor to increase above the Ownership Limit and inform the Investor of the terms of such Company Repurchase Event.

(b)           If at any time, other than as a result of a Company Repurchase Event, the Investor Beneficially Owns more than the Ownership Limit of the issued and outstanding shares of the Company Common Stock, the Investor shall, as promptly as practicable and subject to Section 4.5 and Section 4.6, transfer such number of Shares pursuant to a Permitted Non-Public Transfer or a Permitted Public Transfer as shall be necessary to reduce the Investor’s Beneficial Ownership of Shares to the Ownership Limit; provided, that any such Transfer shall not be deemed to be a waiver by the Company of, or otherwise relieve the Investor of liability for, or the consequences of, any breach of this Agreement that may be found to have existed on account of the Investor’s Beneficial Ownership of Shares in excess of the Ownership Limit.

Section 4.8           Related Parties.  For each of the Investor’s Affiliates that Beneficially Owns Company Securities (including shares of the Company Common Stock) that the Investor is also deemed to Beneficially Own for purposes of this Agreement, the Investor shall cause such Affiliate to comply fully with Section 2.1, Section 2.5, Section 3.1, Section 3.2 and Article IV as if such Affiliate were the Investor; provided, that such provisions shall not be applicable to securities held by the Investor or its Affiliates on behalf of third party clients for which the Investor or its Affiliates do not have Beneficial Ownership.

ARTICLE V

GOVERNANCE AND INVESTOR RIGHTS

Section 5.1           Voting.  Subject to the terms and conditions hereof, the Investor and each Affiliated Transferee shall be entitled to vote its Shares in its sole discretion; provided, that without limiting the foregoing rights the Investor shall, and shall cause each Affiliated Transferee to, consider in good faith the views and recommendations of the Company Board on matters to be voted on by the Company Shareholders.

Section 5.2           Board of Directors.

(a)           Upon request of the Investor, in accordance with the terms of this Agreement, the Company Board has determined to invite the Investor to, and the Investor shall have the right (until such right is terminated in accordance with the terms of this Agreement) to, designate a representative of the Investor for appointment to the Company Board (the “Investor Representative”), subject to the following procedures and conditions:  During the period beginning on the Effective Time and ending upon termination of the Designation Right pursuant to Section 5.2(c), the Investor shall have the right (exercisable immediately or at any time thereafter) to designate an Investor Representative, which right shall include the right to request that the Investor Representative resign from the position and to designate a replacement Investor Representative upon any resignation, retirement or other removal of any Investor Representative (such right, the “Designation Right”).  Promptly at the request of the Investor following the Effective Time, the Company Board shall increase the number of directors on the Company Board by one and appoint the Investor Representative to the Company Board.  Thereafter, upon the resignation, retirement or other removal of any Investor Representative, the Company Board shall promptly appoint the replacement Investor Representative to the Company Board.  Each Investor Representative must satisfy any regulatory requirements applicable to directors or director nominees to the Company Board and shall be subject to all policies applicable to directors of the Company, including the Company’s Corporate Governance Guidelines.  In connection with each proposed Investor Representative to the Company Board, the Investor shall provide such information with respect to such designee as may be required by applicable Law or regulation or otherwise reasonably requested by the Company.   Each Investor Representative and each replacement Investor Representative must be reasonably acceptable to the Company and the Company Board as the obligation of the Company Board to appoint or nominate any such individual shall, with respect to each such individual, be subject to compliance by each director with such director’s fiduciary duties.  Prior to termination of the Designation Right pursuant to Section 5.2(c) and subject to the requirements of this Section 5.2(a), if an Investor Representative is appointed to the Company Board pursuant to this Section 5.2(a), the Company shall include such Investor Representative (or designated replacement Investor Representative in accordance with this Section 5.2) as a nominee to the Company Board on the slate of nominees recommended by the Company Board in the Company’s proxy statement and on its proxy card relating to each annual or other meeting where directors are to be elected by shareholders of the Company.  Prior to termination of the Designation Right pursuant to Section 5.2(c), the Company shall use the same efforts to have the Investor Representative elected as a director of the Company by the stockholders of the Company and shall solicit proxies for the Investor Representative to the same extent as it does for any other nominees recommended by the Company Board.  Prior to appointment or election to the Company Board, each Investor Representative shall provide a written letter of resignation, effective upon and conditioned on the occurrence of a termination of the Designation Right pursuant to Section 5.2(c).

(b)           The Investor Representative shall have the same rights and responsibilities as other members of the Company Board, including the same access as other members of the Company Board to management with respect to matters relating to the operation, financial and all other policies of the Company (and the ability to participate in the processes by which those policies are made) and the same rights as other members of the Company Board to attend committee meetings of the Company Board.  The Investor Representative shall be provided with copies of all notices, minutes, consents and other materials provided to all other members of the Company Board concurrently to when such materials are provided to such other members.

(c)           The Company may terminate the Designation Right by written notice to the Investor within thirty (30) Business Days (subject to the proviso in sub-clause (vi)) after: (i) the Parties agree in writing to terminate the Designation Right, (ii) the Designation Right or the exercise thereof by the Investor or participation by the Investor Representative on the Company Board is prohibited by applicable Law or pursuant to an Order by a Governmental Authority with competent jurisdiction over the Company or Investor, (iii) the Investor commits a material breach of this Agreement, which material breach is not cured within thirty (30) calendar days after the Investor’s receipt of a written notice in respect thereof from the Company, (iv) the Investor fails to maintain the level of Invested Assets, or fails to maintain the level of Seed Capital Investments, in each case as contemplated by, and in accordance with the funding schedule set forth in, Schedule 6.1(i) of the Disclosure Letter, which failure is, in each case, not cured within twenty (20) calendar days following written notice by the Company, it being understood that in no event shall the aggregate cure period granted with respect to all failures to maintain such funding levels and schedules pursuant to this clause (iv) exceed forty (40) calendar days in any calendar quarter (for the avoidance of doubt, the temporary redemption or repatriation of funds by the Investor in accordance with Section 6.1(f) shall not be deemed to be a material failure to maintain the required investment levels unless such funds are not reinvested in accordance with Section 6.1(f)), (v) the Investor has delivered a written notice pursuant to Section 6.1(h) of its intention not to comply with the Invested Asset and/or Seed Capital Investment funding and maintenance requirements of Schedule 6.1(i) of the Disclosure Letter, or (vi) if at any time following the Effective Time the Investor Beneficially Owns less than 15% of the Company Common Stock (provided, that in the case of a termination of the Designation Right pursuant this sub-clause (vi), if at such time the Investor has the right to terminate this Agreement pursuant to Section 8.1(l), then the Company may not exercise its right to terminate the Designation Right until ninety (90) calendar days following the event described in this sub-clause (vi), at which time, if the event shall be continuing, then the Company shall be permitted to deliver notice of termination hereunder).  Failure to give the notice referred to in the preceding sentence shall constitute a waiver of the Company’s right to terminate the Designation Right in connection with the applicable event.  Prior to any termination of the Designation Right pursuant to sub-clauses (ii) – (vi), a Senior Executive of the Company shall discuss such termination of the Designation Right with a Senior Executive of the Investor and consider in good faith whether there are available alternatives or remedies to avoid terminating the Designation Right.

(d)           The Designation Right shall automatically terminate ten (10) Business Days following written notice from the Company to the Investor that a Change of Control has occurred; provided, however, that if the Designation Right would not otherwise terminate pursuant to this Section 5.2(d) in connection with such Change of Control, then the Investor may, within ten (10) Business Days following its receipt of such notice of a Change of Control, elect in writing to continue the Designation Right, and the Designation Right shall not be terminated following such Change of Control.  If the Investor elects, pursuant to this Section 5.2(d), to continue the Designation Right following a Change of Control, then no Standstill Fall-Away Date shall be deemed to have occurred as a result of such Change of Control, and the Standstill Restrictions shall continue to apply until a subsequent Standstill Fall-Away Date.  The Company shall give written notice to the Investor that a Change of Control has occurred within five (5) Business Days following such occurrence.

Section 5.3           Information Rights.  The Investor and the Company shall share certain information and coordinate on certain financial reporting and other related matters pursuant to the terms set forth on Schedule 5.3 of the Disclosure Letter  (the “Information Rights”).

Section 5.4           Confidentiality.  No non-public information received by or provided to any Party (the “Receiving Party”) pursuant to this Agreement (including without limitation pursuant to Schedule 5.3 and Schedule 6.1(ii) of the Disclosure Letter), including any non-public information concerning the Company or the Investor or their respective businesses, operations, plans and prospects, may be directly or indirectly (x) disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to, by the Receiving Party or (y) used by the Receiving Party for purposes not contemplated by this Agreement, in each case, without the other Party’s prior written consent.  Notwithstanding anything in this Section 5.4 to the contrary:  (i) to the extent required by applicable Law, a Receiving Party may disclose such non-public information without the other Party’s prior written consent; provided that, to the extent permitted by applicable Law, such Receiving Party shall (A) give such other Party prompt prior written notice of such requirement and (B) reasonably cooperate with such other Party to seek a protective order or other appropriate remedies to obtain assurance that confidential treatment will be accorded such non-public information; and (ii) a Receiving Party may disclose such non-public information to its directors, officers, employees, accountants, counsel and other representatives (collectively, “Representatives”) to the extent any such Person needs to know such information in connection with the Receiving Party’s rights and obligations under this Agreement; provided that (A) such Receiving Party shall inform any such Representatives of the confidentiality obligations contained in this Section 5.4, and (B) such Receiving Party shall be responsible for any breach of any such obligations by any such Representative.  Notwithstanding the foregoing, if any non-public information is disclosed by the Company to the Investor pursuant to Item (4) of Schedule 5.3 of the Disclosure Letter, such information shall not be disclosed to any Governmental Authority (other than on a confidential basis), any other third party or publicly by the Investor prior to the Company’s public disclosure of such information (provided, that the Investor shall consult in good faith with the Company regarding the appropriate form and timing of the Investor’s disclosure of such information).  Except as required by applicable Law, the term “non-public information” as used in this Section 5.4 shall not include information that: (1) at the time of disclosure is, or thereafter becomes, generally available and known to the public other than as a result of, directly or indirectly, any violation of this Section 5.4 by the Receiving Party or any of its Representatives; (2) at the time of disclosure is, or thereafter becomes, available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such non-public information to the Receiving Party by a legal, fiduciary or contractual obligation to the disclosing Party; (3) was known by or in the possession of the Receiving Party or its Representatives, as established by documentary evidence, prior to being disclosed by or on behalf of the disclosing Party; or (4) was or is independently developed by the Receiving Party, as established by documentary evidence, without reference to or use of, in whole or in part, any of the disclosing Party’s non-public information.  The obligations of any Receiving Party under this Section 5.4 shall survive any termination of this Agreement until the third anniversary of the date of termination.

Section 5.5           Registration Rights.  Exhibit C hereto sets forth the agreement of the Investor and the Company regarding the registration rights of the Investor (the “Registration Rights”), and is incorporated herein by reference as if set forth herein.

ARTICLE VI

ASSET MANAGEMENT AND STRATEGIC COOPERATION

Section 6.1           Management of the Investor’s Assets.

(a)           No later than the date that is two (2) calendar months following the date hereof (the “Initial Funding Date”), the Investor shall cause cash in the amount of at least $300,000,000 (the “Initial Investment”) to be invested in investment products of the Company or its Affiliates, in accordance with the provisions of Schedule 6.1(i) of the Disclosure Letter.  The Investor shall cause the balance of the $2,000,000,000 in excess of the Initial Investment and the other investments by the Investor in investment products of the Company or its Affiliates as of the date of this Agreement (as set forth in Schedule 6.1(i) of the Disclosure Letter) to be invested in investment products of the Company or its Affiliates in accordance with the provisions of Schedule 6.1(i) of the Disclosure Letter.  Subject to the funding schedule set forth in Schedule 6.1(i) of the Disclosure Letter, and the other terms and conditions of Schedule 6.1(i) of the Disclosure Letter, and subject to Section 6.1(f) and Section 6.1(h), the aggregate amount allocated and maintained in investment products of the Company and its Affiliates during the term of this Agreement will not be less than $2,000,000,000 (with such amount determined without giving effect to changes in market value or investment performance).  The assets invested by the Investor pursuant to Section 6.1(a) (the “Invested Assets”) shall be initially invested in the investment products and on the schedule, in each case as set forth in Schedule 6.1(i) of the Disclosure Letter, which is incorporated herein by reference as if set forth herein.  Without limiting the obligation of the Investor to maintain the investment levels required by this Section 6.1(a), the parties acknowledge that each individual investment shall be subject to approval by the Investor, acting reasonably and in good faith.

(b)           Investor shall at any time prior to termination of this Agreement and following consultation with the Company have the right to require the Company to change the allocation set forth in Schedule 6.1(i) of the Disclosure Letter (prior to investment) and the allocation of the Invested Assets (after investment) between Company investment products upon thirty (30) days’ advance written notice to the Company.

(c)           The Investor shall invest a portion of the Invested Assets of not less than $120,000,000 (with such amount determined without giving effect to changes in market value or investment performance) as seed capital funding into newly developed products, products under development or existing products of the Company or its Affiliates that require additional assets to permit effective distribution to partners and clients, as designated from time to time by the Company (“Seed Capital Investments”), in accordance with the provisions of Schedule 6.1(i) of the Disclosure Letter.  The Investor shall use commercially reasonable efforts to allocate and maintain such seed capital funding of at least $30,000,000 (with such amount determined without giving effect to changes in market value or investment performance) in up to four (4) Seed Capital Investments designated by the Company from time to time, at least until the earlier of the establishment of a three-year investment performance record for the applicable investment product or the achievement of a minimum dollar amount invested in such investment product as determined in good faith by the Company, after which time, subject to Section 6.1(d), such seed capital funding may be moved to a new Seed Capital Investment designated by the Company.

(d)           Each individual Seed Capital Investment shall be subject to approval by the Investor, acting reasonably and in good faith with a view to achieving the full allocation of the $120,000,000 in Seed Capital Investments in accordance with the schedule set forth in Schedule 6.1(i) of the Disclosure Letter.  With the prior written consent of the Investor, the Company may from time to time reallocate the initial Seed Capital Investments set forth in Section 6.1(c) to other Seed Capital Investment initiatives of the Company.  From time to time, the Company may also propose additional Seed Capital Investments in excess of the $120,000,000 minimum investment.  The Investor shall consider reasonably and in good faith any such requests for reallocation or additional investments.

(e)           In addition to and without limiting the regular course investment reporting procedures such as monthly performance measurements and quarterly reviews for the applicable Company investment products, which will start from the inception of the investment, Investor shall commence monthly evaluation of the performance of Invested Assets (including Seed Capital Investments) commencing on the first anniversary of the initial funding of the applicable Invested Assets (including Seed Capital Investments) in an applicable Company investment product.  The Investor’s evaluation of such Invested Assets (including Seed Capital Investments) shall be effected in accordance with the applicable procedures of Schedule 6.1(ii) of the Disclosure Letter.  In addition, the Company shall provide the Investor with quarterly updates regarding the Seed Capital Investments.  Such updates shall be in such format and contain such information as the Company and the Investor shall mutually determine, it being understood that such updates shall address, without limitation, investment performance, investor inflows and outflows with respect to the applicable investment product and comments on upcoming funds and repatriations, if applicable.

(f)           In the event that Invested Assets (including Seed Capital Investments) are deemed to be experiencing “Significantly Poor Performance” based on the evaluation of such Invested Assets effected in accordance with the applicable procedures of Schedule 6.1(ii) of the Disclosure Letter, the Investor shall first reallocate such funds to other investment products of the Company or its Affiliates selected from investment products identified by the Company in writing from time to time that meet the Investor’s bona fide investment criteria and standards (“Eligible Investments”), if any such products are available at such time; however,  if there are no Eligible Investments available at such time, then the Investor shall have the right to redeem or repatriate such funds (such date of redemption or repatriation, the “Temporary Redemption Date”).  For so long as any such funds remain redeemed or repatriated, the Investor shall use commercially reasonable efforts to review the investment products of the Company or its Affiliates to identify Eligible Investments to reinvest its funds.  If such funds are not fully reallocated or funded into other investment products of the Company or its Affiliates (whether or not any such products constitute an Eligible Investment) within ninety (90) days following the Temporary Redemption Date, the Company shall be entitled to terminate the Designation Right pursuant to Section 5.2(c).

(g)           The Investor shall compensate the Company or its applicable Affiliate for the management of the Invested Assets:

(i)           in the case of Invested Assets other than Seed Capital Investments, at fees not higher than those the Company or its Affiliates generally charge clients (with a similar investment amount to that of the Investor) for sub-advised accounts in the applicable investment product or in other investment products with a similar strategy;

(ii)          in the case of the initial $120,000,000 of Seed Capital Investments (the “Initial Seed Capital Investments”), at fees as separately agreed by the Company and the Investor prior to the date hereof (the “Initial Seed Capital Investment Fees”); and

(iii)         in the case of Seed Capital Investments other than the Initial Seed Capital Investments, at fees determined by the Company and the Investor using a methodology consistent with that used in determining the Initial Seed Capital Investment Fees.

If the Company introduces new products with materially higher fee levels than those for comparable products in the industry, the Investor shall not be required to allocate Invested Assets into such products (and such products shall not be included in any list of Eligible Investments).  Without limiting the obligation of the Investor to maintain the investment levels required by Section 6.1(a), the parties acknowledge that the management by the Company or its applicable Affiliate of Invested Assets in any product shall be governed by the terms and conditions of an investment management agreement for each investment that shall be agreed to and entered into by the parties prior to each investment.

(h)           Notwithstanding the provisions of this Section 6.1, the Investor shall be permitted to elect not to comply with the Invested Asset and/or Seed Capital Investment funding and maintenance requirements of Schedule 6.1(i) of the Disclosure Letter, by delivering written notice of such election to the Company, in each case:

(i)           to the extent that the Investor and the Company otherwise mutually agree in writing;

(ii)          to the extent necessary to comply with applicable Law, Administrative Guidance or a Governmental Order; provided, that the Investor shall notify the Company in writing about any such requirement promptly after the Investor becomes aware of such requirement, and, if practicable based on the timing of the actions required for compliance, prior to any reduction in Invested Assets and/or Seed Capital Investments pursuant to this Section 6.1(h)(ii), a Senior Executive of the Investor shall discuss with a Senior Executive of the Company and consider in good faith alternatives for complying with such Law, Administrative Guidance or Governmental Order without a reduction in Invested Assets and/or Seed Capital Investments;

(iii)         from and after the consummation of a Change of Control;

(iv)         if an Event of Financial Distress with respect to the Investor or the Company shall occur; provided, that the Investor shall notify the Company in writing about any such event after the Investor becomes aware of such event, and, prior to any reduction in Invested Assets and/or Seed Capital Investments pursuant to this Section 6.1(h)(iv), a Senior Executive of the Investor shall discuss with a Senior Executive of the Company and consider in good faith alternatives to reducing the Invested Assets and/or Seed Capital Investments;

(v)          from and after an Insolvency Event with respect to the Investor or the Company; or

(vi)         if this Agreement is terminated pursuant to Section 8.1.

Section 6.2           Coordination Committee.  As promptly as reasonably practicable following the assignment or secondment of the management level representative from the Investor referenced in Section 6.5, the Company and the Investor shall form a committee (the “Coordination Committee”) consisting of representatives from each of the Company and the Investor.  The representatives of the Company and the representatives of the Investor, respectively, shall have equal say in any Coordination Committee matters and a representative of the Company and a representative of the Investor shall serve as co-chairs of the Coordination Committee.  Either party may propose the agenda for Coordination Committee meetings, which will be finalized by the co-chairs of the Coordination Committee and circulated to the Coordination Committee in advance of each meeting.  The Coordination Committee shall report to and be subject to the oversight of the Company’s Executive Committee (the “Executive Committee”), shall meet (in person or by telephone, videoconference or other electronic means) not less frequently than once each calendar quarter and shall serve as the official forum of the Company and the Investor for discussing matters relating to the distribution, marketing and cross-selling of the Company’s products in Japan through DIAM distribution channels, inclusive of existing assets in DIAM Global High Yield Account and DIAM Global Research Account (the “DIAM Channel Sales”), the opportunities and platforms for DIAM to offer its products in the United States that do not compete with the Company’s products, and other matters generally related to the strategic alliance.  Not less frequently than once each calendar quarter, the Coordination Committee shall, among other things, (a) establish and/or revise specific sale and revenue targets for the DIAM Channel Sales for each of the four (4) calendar quarters immediately following such calendar quarter (such initial targets are provided in Section 6.3) and (b) deliver a report that is approved by the representatives of the Company and the Investor to the Executive Committee describing, in reasonable detail, any progress with respect to the DIAM Channel Sales and, if requested by the Executive Committee or the Investor, the status of other matters relating to the alliance between the Company and the Investor.

Section 6.3           Japan Sales Targets.  The Company and the Investor shall cooperate in good faith and use commercially reasonable efforts to achieve (and the Investor shall use commercially reasonable efforts to cause DIAM to cooperate and achieve), in connection with the DIAM Channel Sales, the following targets (the “DIAM Channel Sales Targets”):

(a)           for the Company’s equity products released through the DIAM distribution channels, there shall be, in the aggregate, at least $300,000,000 (inclusive of existing assets in DIA 100) of assets under management within twelve (12) months following the date on which Investor releases such funds through the DIAM distribution channels; and

(b)           for the fixed income products released through the DIAM distribution channels, there shall be, in the aggregate, at least $1,000,000,000 of assets under management through the DIAM distribution channels (inclusive of DIAM Global High Yield Account) within twelve (12) months following the date hereof.

The Parties acknowledge (x) that the DIAM Channel Sales Targets do not constitute underwriting commitments by the Investor or DIAM, and (y) that assets under management generated by the DIAM Channel Sales shall not be counted as part of the assets under management for purposes of the Invested Assets.  The release of the Company’s products through the DIAM distribution channels shall be effected pursuant to a schedule that is mutually acceptable to the Company and the Investor.

Section 6.4           Strategic Cooperation.

(a)           The Investor shall use commercially reasonable efforts to introduce the Company to major retail banks and securities firms throughout Japan with whom the Investor has strong relationships to facilitate the expansion of the Company’s business in Japan.

(b)           The Investor shall use its commercially reasonable efforts to assist the Company with (i) understanding DIAM’s business, plans and intentions, (ii) building relationships with DIAM’s key members of management, and (iii) maximizing the results of the strategic alliance contemplated by this Agreement to expand DIAM’s distribution of the Company’s products in Japan.

(c)           The Investor shall, and shall use commercially reasonable efforts to cause DIAM to, consult with the Company in good faith from time to time regarding opportunities to expand the distribution relationship described in Section 6.3.

(d)           The Investor and the Company shall discuss reasonably in good faith the exchange of expertise and human resources between the Investor, DIAM and the Company and provide the Investor with opportunities to increasing its knowledge and expertise in the asset management business.

(e)           The Company shall work in good faith to consider the possibility of using DIAM as a sub-advisor for the Company’s products in the United States; provided that for the avoidance of doubt, the Company shall be under no obligation to provide any opportunities or platforms to DIAM or distribute any of DIAM’s products.

(f)           The Investor and the Company shall work in good faith to consider the possibility of using the Company as a sub-advisor for pension products that the Company would manage for the Investor’s institutional clients.

Section 6.5           Exchange of Expertise and Human Resources.  In furtherance of the alliance contemplated by this Agreement, the Company and the Investor intend, from time to time, to engage in the exchange of expertise and human resources among the Company, the Investor and DIAM so that they may share and develop knowledge and best practices with respect to their respective businesses.  Without limiting the generality of the foregoing, following the Effective Time and prior to termination of the Designation Right pursuant to Section 5.2(c), the Investor shall be entitled to:

(a)           assign or second to the Company one management level representative from the Investor, which representative shall be reasonably acceptable to the Company, to work at the Company’s headquarters on a full-time basis in a management level position to be determined by mutual agreement by the Company and the Investor, it being understood that the representative will work full time in the Company’s financial department, will be invited to attend executive committee meetings of Janus Capital Management and Janus Capital Group (unless the Company’s Chief Executive Officer determines in good faith that the presence of non-Company personnel at an executive committee meeting would be inappropriate under the circumstances due to a potential conflict of interest between the Investor and the Company) and offered in good faith opportunities to learn the Company’s business by attending other management level meetings or programs, in each case as an observer, and will receive monthly management financial packages (of the type prepared by the Company in the ordinary course of its business) and have the opportunity, upon reasonable advance notice, to meet with the Company’s Chief Financial Officer to discuss the Company’s financial results and information; and

(b)           assign or second to the Company two junior level representatives from the Investor, which representatives shall be reasonably acceptable to the Company, to work as analysts (or an equivalent junior-level position) in the Company’s investment groups to gain experience in the Company’s research methodologies.

For the avoidance of doubt, any individuals assigned or seconded to the Company pursuant to this Section 6.5 shall be subject to employee, compliance, confidentiality and other policies that are applicable for the Company’s similarly situated employees.  In addition, the Investor shall provide any information in respect of such individuals that the Company may reasonably request.  The Company shall treat such individuals as it would treat other employees of the Company in similarly situated positions on a non-discriminatory basis, including with respect to the decision to terminate the assignment or secondment of such individuals, and have the right to terminate the assignment or secondment of such individuals to the Company following consultation in good faith between the Company and the Investor regarding the reason for the termination; provided that, following any such termination (as prior to termination of the Designation Right pursuant to Section 5.2(c)), the Investor shall have a right to promptly appoint a replacement representative or representatives, as applicable, in accordance with the terms of this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1           Representations and Warranties of the Company.  Except as set forth in the Company SEC Documents (excluding any risk factor disclosures and any forward-looking statements or other statements therein that are cautionary or forward-looking in nature), the Company represents and warrants to the Investor as of the date of this Agreement as follows:

(a)           The Company (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or trust power and authority and the legal right to make, deliver and perform this Agreement, and (iii) has taken all necessary action to authorize the execution, delivery and performance of this Agreement (and the performance of the transactions contemplated by this Agreement).

(b)           Each of this Agreement and the Option Agreement has been duly executed and delivered by or on behalf of the Company.  Each of this Agreement and the Option Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Law relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)           Other than the expiration of the applicable waiting period under the HSR Act, the making of the applicable filing with the Financial Services Agency of Japan and the matters listed on Schedule 7.1(c) of the Disclosure Letter, no consent or authorization of, filing with, notice to, or other act by or in respect of any Governmental Authority is required by or on behalf of the Company or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement (and the performance of the transactions contemplated by this Agreement and by the Option Agreement) as a result of the Company’s or any of its Affiliates’ business or operations in the geographical area over which such Governmental Authority exercises jurisdiction.

(d)           Assuming that all consents, approvals, authorizations and other actions described in Section 7.1(c) have been obtained, the execution, delivery and performance by the Company of this Agreement and the Option Agreement, and the consummation of the transactions contemplated by this Agreement and the Option Agreement, do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws of the Company, (ii) in any material respect conflict with or violate any Law or Order applicable to the Company or its business, (iii) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent, approval, authorization or other action by, or notification to, any third party under, or give to others any rights of termination, amendment, withdrawal, first refusal, first offer, acceleration, suspension, revocation or cancellation of, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party.

(e)           No action, suit, proceeding or governmental investigation is pending against the Company at law or in equity or before any Governmental Authority that seeks to delay or prevent the execution, delivery or performance of this Agreement or any Ancillary Agreement (or the performance of any of the transactions contemplated by this Agreement and by the Option Agreement).

(f)           The shares of Company Common Stock to be issued pursuant to the Option Agreement have been duly authorized by all necessary corporate action of the Company.  When issued and sold against receipt of the consideration therefor, such shares of Company Common Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.  As of the date hereof, no fewer than 14,000,000 shares of Company Common Stock have been duly reserved for issuance pursuant to the terms of the Option Agreement.

(g)           Since January 1, 2011, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, together with any exhibits and schedules thereto and other information incorporated therein (the “Company SEC Documents”)), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations of the SEC promulgated thereunder.  None of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents.

(h)           The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Documents have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments).  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2011; and (iii) liabilities or obligations that would not have, individually or in the aggregate, a Material Adverse Effect.

(i)           Since June 30, 2012, no Material Adverse Effect has occurred.

Section 7.2           Representations and Warranties of the Investor.  The Investor represents and warrants to the Company as of the date of this Agreement as follows:

(a)           The Investor (i) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or trust power and authority and the legal right to make, deliver and perform this Agreement, and (iii) has taken all necessary action to authorize the execution, delivery and performance of this Agreement (and the performance of the transactions contemplated by this Agreement).

(b)           Each of this Agreement and the Option Agreement has been duly executed and delivered by or on behalf of the Investor.  Each of this Agreement and the Option Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Law relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)           Other than the expiration of the applicable waiting period under the HSR Act, submission of a notification filing to the Financial Services Agency of Japan prior to the Company becoming an affiliate of the Investor in accordance with applicable Law in Japan and the matters listed on Schedule 7.1(c) of the Disclosure Letter, no consent or authorization of, filing with, notice to, or other act by or in respect of any Governmental Authority is required by or on behalf of the Investor or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the Option Agreement (and the performance of the transactions contemplated by this Agreement and by the Option Agreement) as a result of the Investor’s or any of its Affiliates’ business or operations in the geographical area over which such Governmental Authority exercises jurisdiction.

(d)           Assuming that all consents, approvals, authorizations and other actions described in Section 7.1(c) have been obtained, the execution, delivery and performance by the Investor of this Agreement and the Option Agreement, and the consummation of the transactions contemplated by this Agreement and the Option Agreement, do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws or similar organizational or constitutional documents of the Investor, (ii) in any material respect conflict with or violate any Law, Administrative Guidance or Governmental Order applicable to the Investor or its business, (iii) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent, approval, authorization or other action by, or notification to, any third party under, or give to others any rights of termination, amendment, withdrawal, first refusal, first offer, acceleration, suspension, revocation or cancellation of, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor is a party.

(e)           No action, suit, proceeding or governmental investigation is pending against the Investor at law or in equity or before any Governmental Authority that seeks to delay or prevent the execution, delivery or performance of this Agreement or the Option Agreement (or the performance of any of the transactions contemplated by this Agreement and by the Option Agreement).

(f)           The Investor has the financial capability to complete the transactions contemplated by this Agreement and by the Option Agreement.

(g)           The Investor (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Option Agreement.  The Investor has had the opportunity to ask questions and receive answers concerning the terms and conditions of such transactions and has had full access to such other information concerning the Company Common Stock and the Company as it has requested.  The Investor has received all information that it believes is necessary or appropriate in connection with the Acquisition and the other transaction contemplated by this Agreement and the Option Agreement.  The Investor is an informed and sophisticated party and has engaged, to the extent the Investor deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Investor acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Investor in this Agreement.

(h)           The Investor understands that (i) the shares of Company Common Stock to be purchased pursuant the Option Agreement and Section 2.7 have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) any shares of Company Common Stock to be purchased pursuant the Option Agreement or Section 2.7 may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder; the Investor acknowledges that, except as provided in Exhibit C, the Company does not have any obligation to register any Shares.  The Investor is not acquiring any Shares pursuant to the terms of this Agreement or the Option Agreement with a view to the distribution thereof in violation of the Securities Act.

(i)           The Investor understands that its investment in the Shares involves a significant degree of risk including a risk of total loss of its investment, and it is fully aware of and understands all the risk factors related to its purchase of the Shares.

(j)           The Investor is an accredited investor (as defined in Rule 501(a) of Regulation D under the Securities Act).

(k)           The Investor is not acting in concert, and does not have any agreement or understanding, with any Person that is not an Affiliate of the Investor, and is not otherwise a member of a group (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, other than as may be deemed to arise by the consummation of the transactions completed by this Agreement and the Option Agreement as a result of any transaction by the Investor not prohibited by this Agreement or the Option Agreement.

(l)           The information to be provided under the Information Rights is sufficient as of the date hereof for the Investor to comply with its obligations under applicable Law as currently in effect.

(m)           The execution, delivery and performance by the Company and the Investor of this Agreement and the Option Agreement, and the consummation of the transactions contemplated by this Agreement and the Option Agreement, do not and will not subject the Company or any of its Affiliates to direct regulation by any Japanese Governmental Authority.

ARTICLE VIII

TERMINATION

Section 8.1           Termination.  This Agreement may be terminated at any time by mutual consent of the Investor and the Company or following written notice from the Party seeking termination to the other Party (provided, that prior to providing such notice (other than in connection with a termination pursuant to Section 8.1(a), 8.1(b), 8.1(i) or 8.1(j)), a Senior Executive of the Party seeking termination shall discuss such termination with a Senior Executive of the other Party and consider in good faith alternatives to terminating this Agreement if the other Party made such a request) as follows:

(a)           by either the Investor or the Company if a Material Adverse Effect occurs with respect to the other Party prior to the Effective Time;

(b)           by either the Investor or the Company if an Insolvency Event shall occur with respect to the other Party;

(c)           by either the Investor or the Company if necessary to comply with applicable Law, Administrative Guidance or an Order;

(d)           by either the Investor or the Company if, as of 5:00 p.m. Eastern Time on last day of the Purchase Window, the Investor Beneficially Owns less than 15% of the issued and outstanding shares of Company Common Stock; provided that this termination right may not be exercised by the Investor if (i) the Investor’s breach of this

Agreement has been the proximate cause of such failure of the Investor to Beneficially Own at least 15% of the issued and outstanding shares of Company Common Stock; or (ii) at any time prior to the expiration of the Purchase Window, (A) the Investor Beneficially Owned at least 15% of the issued and outstanding shares of Company Common Stock or (B) the sum of (x) the number of shares of Company Common Stock Beneficially Owned by the Investor as of the date hereof, (y) the number of shares of Company Common Stock acquired by Investor at any time after the date hereof and prior to the expiration of the Purchase Window and (z) the number of shares of Company Common Stock that the Investor could have acquired if it exercised all Conditional Options (as defined in the Option Agreement) that remain unexercised as of the expiration of the Purchase Window (to extent that such exercise would at such time be permitted by the limitations set forth in the approval of the board of directors of the Investor described in Section 2.1(a)) (the “Potential Option Shares”), equals at least 15% of the issued and outstanding shares of Company Common Stock on a pro forma basis (after giving effect to the issuance of the Potential Option Shares);

(e)           by either the Investor or the Company if, during any consecutive five (5) Business Day period following the Effective Time, the Investor Beneficially Owns less than 10% of the issued and outstanding shares of Company Common Stock;

(f)           by the Company if there is a change in the Applicable Accounting Standards that would significantly increase the burden to the Company in complying with its obligations under the Information Rights;

(g)           by the Investor if (i) either the Company informs the Investor that it is unable to comply with its obligations under the Information Rights or there is a change in applicable Law in Japan that would require the Investor to receive and report on information with respect to the Company Group that is not required to be provided by the Company  pursuant to the Information Rights, (ii) such inability to comply, or change in applicable Law in Japan, would or would reasonably be expected to result in the Investor being in violation of applicable Law in Japan and (iii) the Parties following good faith discussions in accordance with their obligations under the Information Rights are unable to agree on appropriate amendments to the Information Rights that, in light of the circumstances under clause (i) hereof, would avoid the consequence in clause (ii) hereof;

(h)           by either the Investor or the Company if there shall be a material breach of this Agreement or the transactions contemplated hereby by the other Party to this Agreement, which breach is not cured within thirty (30) calendar days after the breaching Party’s receipt of a written notice in respect thereof from the other Party;

(i)           by either the Investor or the Company if the Company elects to terminate the Designation Right pursuant to Section 5.2(c);

(j)           by either the Investor or the Company at any time following the third (3rd) anniversary of the date hereof, upon 90-days written notice to the other Party (which notice may not be given prior to the third (3rd) anniversary of the date hereof);

provided that during the 90-day notice period the Parties shall discuss in good faith whether to cancel such notice of termination and continue with the transactions contemplated by this Agreement;

(k)           by the Company if the Company or any of its Affiliates becomes subject to direct regulation by, or sanctions of, any Japanese Governmental Authority that it would not be subject to in the absence of this Agreement or the Option Agreement and the transactions contemplated hereby and thereby;

(l)           by the Investor if (w) the Company issues New Securities, (x) prior to the issuance of New Securities the Investor’s Beneficial Ownership of shares of the Company Common Stock was equal to or greater than 15%, (y) the Investor is unable to purchase a sufficient number of shares of the Company Common Stock (i) pursuant to Section 2.7, (ii) by using its commercially reasonable efforts to purchase shares of Company Common Stock in the public markets in accordance with applicable Law or (iii) by exercising any available and unexercised Conditional Options (or any combination thereof), such that, upon such issuance of New Securities, the Investor’s Beneficial Ownership of shares of the Company Common Stock is not diluted to less than 15% of the issued and outstanding shares of the Company Common Stock (after giving effect to the issuance of New Securities and, if applicable, the issuance of shares of Company Common Stock pursuant to the exercise of the Conditional Options referenced in clause (y)(iii) hereof) and (z) at the time of such termination the Investor’s Beneficial Ownership of shares of the Company Common Stock is less than 15% of the issued and outstanding shares of the Company Common Stock;

(m)           by the Investor if the Investor or any of its Affiliates becomes subject to direct regulation by, or sanctions of, any Governmental Authority, other than a Japanese or U.S. Governmental Authority, that it would not be subject to in the absence of this Agreement or the Option Agreement and the transactions contemplated hereby and thereby; or

(n)           by the Investor or the Company if any consent or authorization of any Governmental Authority that is required for the acquisition by the Investor of Beneficial Ownership of no less than 15% of the issued and outstanding shares of the Company Common Stock has not been obtained by the first anniversary of the date hereof or if any such Governmental Authority has determined that it will not provide any such consent or authorization; provided that neither Party may exercise the termination right set forth in this Section 8.1(n) if such Party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement, including Section 7.1(c), Section 7.2(c) and the penultimate sentence of Section 2.4(c), has been the proximate cause of such termination right becoming exercisable.

Section 8.2           Effect  of Termination.  In the event of termination of this Agreement by either the Company or Investor as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Investor, on the one hand, or the Company, on the other hand, other than

Article III, Sections 4.1, 4.3, 4.4, 4.6, 5.4 and 5.5, Article VIII and Article IX, which provisions shall survive such termination, and Section 5.3, which shall survive with respect to the fiscal quarter in which the Agreement is terminated (or at such earlier time as provided under Section 5.3).

ARTICLE IX

MISCELLANEOUS

Section 9.1           Notices.  All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile, courier service, overnight mail or personal delivery:

If to the Company:

Janus Capital Group Inc.
151 Detroit Street
Denver, CO  80206
Attn:     General Counsel
Fax:       +1 (303) 639-6662

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn:     Toby S. Myerson
              Steven J. Williams
Fax:       +1 (212) 757-3900

If to the Investor:

The Dai-ichi Life Insurance Company, Limited
13-1, Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-8411, Japan
Attn:     General Manager of the Investment Planning Department
Fax:       +81 (3) 5221-3971

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attn:     George R. Bason, Jr.
              Michael Davis
Fax:       +1 (212) 701-5800

Any Party may by notice given in accordance with this Section 8.1 designate another address or Person for receipt of notices hereunder.  All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by commercial courier or overnight mail, if delivered by commercial courier or overnight mail service; and when receipt is mechanically acknowledged, if delivered by telecopy.

Section 9.2           Amendment and Waiver.

(a)           No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Parties hereto at law, in equity or otherwise.

(b)           Any amendment, supplement or modification of or to any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by both Parties and (ii) only in the specific instance and for the specific purpose for which made or given.  No waiver of any provision of this Agreement or consent in respect of any departure from the terms of any provision of this Agreement shall be effective unless evidenced in writing and executed by the Party providing such waiver or consent.

(c)           Notwithstanding the foregoing, this Agreement may be amended by the Company without the consent of the Investor to join any Affiliated Transferee to this Agreement in accordance with Section 4.3(a).

Section 9.3           Specific Performance.  Each Party acknowledges and agrees that damages resulting from its breach of this Agreement may well be impossible to measure accurately, and injuries sustained by the other Party may well be incalculable and irremediable.  Therefore, in addition to claiming damages in respect thereof, the other Party shall be entitled to seek an injunction to prevent a breach of the covenants and obligations hereof and such right shall be cumulative and in addition to any other rights and remedies which may be available.  All such rights and remedies may be exercised from time to time, and as often and in such order as the Company deems expedient.

Section 9.4           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9.5           Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the  of the remaining provisions hereof.

Section 9.6           Public Announcements.  No Party shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or the rules of a securities exchange on which a Party’s securities are listed (including, for the avoidance of doubt, the Tokyo Stock Exchange), in which case such Party shall, if practicable under the circumstances, reasonably consider any comments of the other Party on such press release or public announcement in advance of the issuance or publication thereof; provided, further, that the foregoing shall not restrict communications between either Party and the investors or potential investors of such Party or its Affiliates in the ordinary course of business consistent with past practice.  Notwithstanding the foregoing, promptly following the execution and delivery of this Agreement, each of the Company and the Investor shall issue a press release in the form mutually agreed.

Section 9.7           Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the Exhibits to this Agreement) is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained in this Agreement and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, including the Exhibits to this Agreement, supersedes all prior agreements and understandings between the Parties with respect to such subject matter.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties, any rights or remedies hereunder.

Section 9.8           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY UNDER THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)           THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE AFFAIRS OF THE COMPANY.  TO THE FULLEST

EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT THEY ARE NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 8.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 9.9           Further Assurances.  Each of the Parties shall execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions of this Agreement and effect the transactions contemplated by this Agreement.

Section 9.10         Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns, heirs, legatees and legal representatives.  This Agreement shall not assignable by any Party without the prior written consent of the other Party; provided that, subject to Section 4.3(a), the Investor may assign its rights and obligations hereunder (in whole or in part) without the prior written consent of the Company to any Affiliated Transferee and any such Affiliated Transferee may thereafter make corresponding assignments to other Affiliated Transferees; provided, that if such transferee ceases to be an Affiliated Transferee, such rights and obligations shall be assigned back to the Investor or another Affiliated Transferee; provided, further, that, no such assignment shall relieve the Investor of its obligations hereunder.

Section 9.11         Counterparts.  This Agreement may be executed in one or more counterparts (by facsimile or otherwise), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party or a duly authorized officer of each Party as of the date first above written.

JANUS CAPITAL GROUP INC.

By:	/s/ Richard M. Weil
	Name:	Richard M. Weil
	Title:	Chief Executive Officer

THE DAI-ICHI LIFE INSURANCE COMPANY, LIMITED

By:	/s/ Hideto Masaki
	Name:	Hideto Masaki
	Title:	Representative Director, Deputy President

Signature Page to Investment and Strategic Cooperation Agreement

  Exhibit A
  Delaware 203 Approval

RESOLVED, that the approval of the Agreement and the transactions contemplated thereby, including the Acquisition and the other transactions contemplated by the Agreement and Option Agreement, is intended to and shall be effective for the purposes of Section 203 of the DGCL and, as a result, the Investor and each of its Affiliates (as defined in the Agreement) shall not be deemed to be an “interested stockholder” for purposes of Section 203 of the DGCL and the transactions contemplated by the Agreement or as a result of the execution thereof, and that the officers of the Company be, and each of them individually hereby is, authorized and empowered in the name and on behalf of the Company to take any further steps, if necessary, to render Section 203 of the DGCL inapplicable to the Agreement and the transactions contemplated thereby, including the Acquisition and the other transactions contemplated by the Agreement and Option Agreement.

  Exhibit B
  Form of Option Agreement

OPTION AGREEMENT, dated as of August 10, 2012 (this “Agreement”), by and between Janus Capital Group Inc., a Delaware corporation (the “Company”), and The Dai-ichi Life Insurance Company, Limited, a Japanese corporation (the “Investor”).  The Company and the Investor may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor are entering into an Investment and Strategic Cooperation Agreement, dated as of August 10, 2012 (the “Investment Agreement”);

WHEREAS, the Investor is committing in the Investment Agreement, among other things, to use commercially reasonable efforts to acquire shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) in accordance with the terms and conditions set forth in the Investment Agreement (the “Acquisition”); and

WHEREAS, to assist the Investor in effecting the Acquisition, the Company desires to grant the Investor a series of conditional options to purchase shares of the Company Common Stock in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

(a)           Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Investment Agreement.

(b)           Conditional Option.

(i)           The Company hereby grants to the Investor twenty (20) conditional options (each, a “Conditional Option” and collectively, the “Conditional Options”), each to purchase 700,000 shares of the Company Common Stock (such shares, the “Option Shares”), for a purchase price of $10.25 per share (the “Option Price”), subject to the terms and limitations set forth herein.  For the avoidance of doubt, each Conditional Option may only be settled in shares of Company Common Stock and no net settlement or cash settlement shall be permitted hereunder. In the event that, prior to exercise of a Conditional Option, the Company changes the number of shares of Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock-based dividend or distribution, merger, subdivision, combination or other similar transaction, the number of Option Shares and the number of shares of Company Common Stock contained in each Conditional Option shall be adjusted appropriately to provide to the Investor the same economic and ownership effect as contemplated by this Agreement prior to such reclassification, split, dividend, distribution, merger, subdivision, combination or similar transaction.

(ii)          The Investor shall have the right to exercise one or more (or all) of the Conditional Option(s) following such time that the Investor Beneficially Owns not less than 8% of the issued and outstanding shares of the Company Common Stock, provided, that in no event shall the Investor have the right to exercise a Conditional Option to the extent that such exercise would cause the Investor’s Beneficial Ownership of shares of the Company Common Stock to exceed the Ownership Limit.  For the avoidance of doubt, each Conditional Option may only be exercised in whole and not in part.

(iii)         Each Conditional Option shall, if not exercised, terminate on the earlier of (x) the expiration of the Purchase Window (as defined in the Investment Agreement) and (y) the termination of the Investment Agreement in accordance with its terms.

(iv)        The Investor acknowledges that (i) the Option Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) any Option Shares purchased pursuant to this Agreement may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder; the Investor acknowledges that, except as provided in Exhibit C to the Investment Agreement, the Company does not have any obligation to register any Option Shares.

(c)           Option Consideration.  The Parties agree that the aggregate value of the Conditional Options has been reasonably determined by the mutual agreement of the Parties and that such value, set forth on Schedule 1 to the Disclosure Letter of the Investment Agreement, shall be paid in immediately available funds in U.S. dollars by Investor to the account of Company set forth on forth on Schedule 2 to the Disclosure Letter of the Investment Agreement within five (5) Business Days after the date hereof.

(d)           Exercise Procedures.  To exercise one or more (or all) of the Conditional Option(s), the Investor shall deliver an irrevocable written notice of such exercise (the “Exercise Notice”) to the Company at the address set forth in subsection (e) below.  The Exercise Notice shall indicate the number of Conditional Options that the Investor is exercising.  As promptly as reasonably practicable, but not less than five Business Days, following the delivery of an Exercise Notice to the Company the Company and the Investor shall effect the closing of the exercise of the Conditional Option(s) indicated by the Exercise Notice.  At such closing, (a) the Investor shall pay or cause to be paid to the account of Company set forth on forth on Schedule 2 to the Disclosure Letter of the Investment Agreement (as such account may be updated by notice to the Investor) an amount in U.S. dollars that is equal to the aggregate Option Price in respect of the number of Option Shares contained in the exercised Conditional

Option(s), and (b) the Company shall issue the Options Shares contained in the exercised Conditional Option(s) to the Investor.

(e)           Notices.  All notices, demand or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile, courier service, overnight mail or personal delivery:

If to the Company:	Janus Capital Group Inc. 151 Detroit Street Denver, CO 80206 Attn: General Counsel Fax: +1 (303) 639-6662

With a copy (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attn: Toby S. Myerson Steven J. Williams Fax: +1 (212) 757-3900

If to the Investor:	The Dai-ichi Life Insurance Company, Limited 13-1, Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-8411, Japan Attn: General Manager of the Investment Planning Department Fax: +81 (3) 5221-3971

With a copy (which shall not constitute notice) to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attn: George R. Bason, Jr. Michael Davis Fax: +1 (212) 701-5800

(f)           Miscellaneous.

(i)           This Agreement and the Investment Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior agreements, written or oral, with respect thereto.

(ii)           THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY UNDER THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT FOR MATTERS DIRECTLY IN THE

PURVIEW OF THE DELAWARE GENERAL CORPORATION LAW (“DGCL”), WHICH MATTERS SHALL BE GOVERNED BY THE DGCL.

(iii)           THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE AFFAIRS OF THE COMPANY.  TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT THEY ARE NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iv)           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(v)           Each Party hereto hereby acknowledges that irreparable damage would occur, and the remedies at law of each other Party hereto would be inadequate, if any term or provision hereof were not performed or observed strictly in accordance herewith, and hereby unconditionally and irrevocably waives any defense that may be available to it that any other Party’s remedies at law are adequate or that its injuries are not irreparable.  Each Party hereto may, without posting any bond or other security and in addition to any remedy available to it at law, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available to it.

(vi)           Neither this Agreement nor any of the rights granted herein (including any of the Conditional Options), nor any of the other interests and obligations created hereunder, may be transferred, assigned or delegated by either Party without the prior written consent of the other Party and any purported transfer, assignment or delegation without such consent shall be void, except that the Investor may, upon prior notice to the Company, transfer this Agreement and all of its rights, interests and obligations herein to any Affiliated Transferee (as defined in the Investment Agreement) without the consent of the Company.

(vii)           This Agreement may be executed in one or more counterparts (by facsimile or otherwise), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto or a duly authorized officer of each party hereto as of the date first above written.

JANUS CAPITAL GROUP INC.

By:
	Name:	Richard M. Weil
	Title:	Chief Executive Officer

THE DAI-ICHI LIFE INSURANCE COMPANY, LIMITED

By:
	Name:	Hideto Masaki
	Title:	Representative Director, Deputy President

Signature Page to Option Agreement

  Exhibit C
  Registration Rights

The following sets forth the terms of the Investor’s Registration Rights under the Agreement and is incorporated by reference therein.  Terms not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

(a)           Shelf Registration; Demand Registrations and Shelf Take-Downs.  At any time following the Effective Time that the Investor Beneficially Owns shares of the Company Common Stock that it acquired through the exercise of any option under the Option Agreement or pursuant to, or as permitted by, Sections 2.1, 2.7 or 3.2 of the Agreement or Shares in respect thereof (such shares, the “Registrable Shares”), and only at a time when the Company Common Stock is registered pursuant to Section 12(b) or 12(g) the Exchange Act, the Investor shall have the right to:

(i)           request in writing that the Company, as promptly as reasonably practicable, but not later than the 60th day after receipt of such written request (any such date of filing, the “Shelf Filing Date”), prepare and file with the SEC a Registration Statement (as defined below) providing for the direct resales for cash by Investor of the Registrable Shares not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”).  The Shelf Registration Statement shall be on Form S-3 and, if the Company is a “well known seasoned issuer” (as defined under Rule 405 under the Securities Act) as of the Shelf Filing Date, shall be an automatic shelf registration statement” (as defined under Rule 405 under the Security Act).  The “Plan of Distribution” section of such Shelf Registration Statement shall permit all lawful means of disposition of Registrable Shares, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering.  Thereafter, the Company shall use its reasonable best efforts to cause any such Shelf Registration Statement to be declared effective or otherwise to become effective under the Securities Act as soon as reasonably practicable but in no event later than 60 days after the Shelf Filing Date, and shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until Investor ceases to have registration rights hereunder with respect to the Registrable Shares; and

(ii)          demand, by delivery of a written notice to the Company, (x) the filing of a Registration Statement (a “Demand Registration”) by the Company pursuant to the Securities Act to register such amount of the Registrable Shares indicated by the Investor in such notice (a “Demand Notice”) or (y) the filing of a prospectus supplement by the Company in connection with any take-down from an effective Shelf Registration

Statement under which the Registrable Shares are covered (a “Prospectus Supplement”).

Notwithstanding anything in this Exhibit C to the contrary, (x) the Investor shall not be entitled to make any demand unless it is permitted to Transfer under Section 4.1 of the Agreement the Registrable Shares for which the Investor demands registration or the filing of a Prospectus Supplement and has satisfied its obligations under Section 4.6 of the Agreement and is in the ROFO Open Period with respect to such Registrable Shares and (y) the Investor shall not, at any time, be entitled to make more than two demands for a Demand Registration in the aggregate (it being understood and agreed, for the avoidance of doubt, that any demand for the filing of a Prospectus Supplement by the Company in connection with any take-down under a Shelf Registration Statement shall not constitute a Demand Registration).  Each request for a Demand Registration by the Investor shall state the amount of the Registrable Shares proposed to be sold and the intended method of disposition thereof.  “Registration Statement” means any registration statement on Form S-3 (or any successor form thereto) of the Company or, if the Company is not eligible to file on Form S-3, a Form S-1 (or any successor form thereto) of the Company, in each case that covers Registrable Shares pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(b)           Certain Limitations.  Notwithstanding anything in paragraph (a) of this Exhibit C to the contrary, the Company shall not be obligated to effect a Demand Registration or Prospectus Supplement if the Investor proposes to sell its Registrable Shares at an aggregate price (calculated based upon the Market Price of the Company Common Stock on the date of filing of the Registration Statement with respect to such Registrable Shares) to the public of less than $50,000,000.  If the Company Board, in its good faith judgment, determines that any registration of Registrable Shares should not be made or continued because it would interfere with any financing, acquisition, corporate reorganization or merger or other material transaction involving the Company (a “Valid Business Reason”), the Company may (x) postpone filing a Registration Statement or Prospectus Supplement until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days for any individual Valid Business Reason or more than 120 days during any 12-month period, and (y) in case a Registration Statement has been filed relating to a Demand Registration, if the Valid Business Reason has not resulted from actions taken by the Company, the Company, upon the approval of a majority of the Board of Directors, may cause such Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such Registration Statement.  The Company shall give written notice of its determination to postpone or withdraw a Registration Statement or Prospectus Supplement, as applicable, and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof.  “Market Price” means, on any date of determination, the average of the daily Closing Price of the Company Common Stock for the immediately preceding thirty (30) days on which the national securities exchanges are open for trading.  “Closing Price” means the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the shares of Company Common Stock are then listed or admitted to trading.

(c)           Effectiveness of Demand Registrations.  Following receipt of a valid Demand Notice, the Company shall use its commercially reasonable efforts to cause the requested Demand Registration to become and remain effective not later than sixty (60) days after the Company’s receipt of such Demand Notice.  A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Shares registered in the Demand Registration are sold and (ii) 120 calendar days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Shares thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority or court for any reason attributable to the Company and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, by reason of a failure by the Company.

(d)           Piggyback Registration Rights.  If, at any time following the Effective Time, the Investor Beneficially Owns any Registrable Shares and the Company intends to register any shares of the Company Common Stock under the Securities Act by filing a registration statement or prospectus supplement on a form and in a manner that would permit registration of such shares of the Company Common Stock for sale to the public under the Securities Act (other than any registration of shares of the Company Common Stock on Form S-4 or S-8 or any similar forms or any successor forms thereto), then the Company shall provide a written notice (the “Piggyback Notice”) to the Investor of such intention at least five (5) Business Days (provided that if the Company determines that a shorter notice period is required to avail itself of favorable market conditions, the Company shall provide the Investor with no less than two (2) Business Days’ notice) prior to any filing of such registration statement or prospectus supplement, as applicable, which Piggyback Notice shall offer the Investor an opportunity to include in such registration statement all or a portion of the Registrable Shares Beneficially Owned by the Investor on the terms and conditions (including any underwriting lock-ups and other restrictions) of the proposed offering.  The Investor shall, to the extent it is so permitted under the terms of the Agreement, have a reasonable period under the circumstances (that shall be determined in good faith by the Company, based on market conditions)  after delivery of the Piggyback Notice to notify the Company in writing that the Investor agrees to the terms and conditions of the proposed offering and elects to include all or a portion of the Registrable Shares in such offering, specifying the amount of the Registrable Shares to be included.  Notwithstanding anything to the contrary contained in this paragraph (d), (i) the Investor shall not be entitled to elect to include any Registrable Shares in the Company’s offering pursuant to this paragraph (d) until it furnishes the information required by paragraph (f) and unless it is permitted to Transfer under Section 4.1 of the Agreement the Registrable Shares which the Investor requests to include in the Company’s offering, (ii) the Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not the Investor has elected to include all or a portion of the Registrable Shares in such registration, and (iii) if the registration contemplated by the Piggyback Notice is an underwritten registration, and to the extent the managing underwriters thereof in good faith advise the Company that in their opinion the number of Registrable Shares elected to be included in such registration would cause the aggregate number of shares of the Company Common Stock to be offered to be greater than that which can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company shall not be required to include in such offering such Registrable Shares.

(e)           Expenses.

(i)           Except as set forth in paragraph (h) of this Exhibit C, each Party shall bear its own expenses in connection with the performance of the transactions contemplated by this Exhibit C; provided, however, that the Company and the Investor shall each be liable for and pay one-half of the Registration Expenses incurred in connection with the filing of any Shelf Registration Statement, Demand Registration or Prospectus Supplement pursuant to paragraph (a) of this Exhibit C.

(ii)          “Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of Company Securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters), (vi) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees and expenses of the Investor, including fees and expenses of the Investor’s counsel, (viii) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Shares, (x) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Shares, (xi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Shares, (xiii) fees and expenses payable in connection with any ratings of the Registrable Shares, including expenses relating to any presentations to rating agencies and (xiv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with paragraph (j)(x) of this Exhibit C.

(f)           Information.  In connection with any Registration Statement or Prospectus Supplement in which the Investor is participating pursuant to paragraph (a) of this Exhibit C, the Investor shall promptly furnish to the Company in writing such information with respect to the Investor or the distribution of the Registrable Shares as the Company may reasonably request or as may be required by Law for use in connection with any such Registration Statement, preliminary prospectus, final prospectus or Prospectus Supplement and all information required to be disclosed in order to make the information previously furnished to the Company by the Investor not materially misleading or necessary to cause such Registration Statement or prospectus not to omit a material fact with respect to the Investor necessary in order to make the statements therein not misleading.

(g)           Termination.  For the purposes of this Agreement, the Investor shall cease to have registration rights hereunder with respect to the Registrable Shares, when (i) the entire amount of the Registrable Shares owned by Investor have been disposed of pursuant to the terms of this Exhibit C or (ii) the entire amount of the Registrable Shares owned by Investor may be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Investor, without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act.

(h)           Indemnification.

(i)           Indemnification by the Company.  The Company agrees to indemnify and hold harmless the Investor, its partners, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Investor from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus, final prospectus or Prospectus Supplement in reliance and in conformity with information concerning the Investor or the distribution of the Registrable Shares furnished in writing to the Company by the Investor expressly for use therein, including, without limitation, the information furnished to the Company pursuant to paragraph (f) of this Exhibit C.

(ii)          Indemnification by the Investor.  The Investor agrees to indemnify and hold harmless the Company, its directors, officers, Affiliates, any underwriter retained by the Company and each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Investor, but only if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information with respect to the Investor or the distribution of the Registrable Shares furnished in writing to the Company by the Investor expressly for use in the applicable Registration Statement or prospectus, including, without limitation, the information furnished to the Company pursuant to this paragraph (f) of this Exhibit C.

(iii)         Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been or may be sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(iv)        Contribution.  If the indemnification provided for in this Exhibit C from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in paragraphs (h)(i), (h)(ii) and (h)(iii) of this Exhibit C, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(i)           Rule 144. The Company covenants that from the Effective Time and thereafter for so long as the Investor Beneficially Owns Registrable Shares, the Company shall use commercially reasonable efforts to (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as Investor may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable Investor to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the SEC.

(j)           Registration Procedures.  Whenever the Investor demands that any Registrable Shares be registered pursuant to paragraph (a), subject to the provisions of such Sections, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(i)           Prior to filing a Registration Statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to the Investor and each underwriter, if any, of the Registrable Shares covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to the Investor and underwriter, if any, such number of copies of such Registration Statement and such other documents as the Investor or underwriter may reasonably request in order to facilitate the disposition of the Registrable Shares.  The Investor shall have the right to request that the Company modify any information contained in such Registration Statement thereto pertaining to the Investor and the Company shall use its commercially reasonable efforts to comply with such request; provided, however, that the Company shall not have any obligation so to modify any information if the Company reasonably expects that so doing would cause the Registration Statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(ii)          After the filing of the Registration Statement, the Company shall (A) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (B) comply with the provisions of the Securities Act with respect to the disposition of all Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such registration statement or supplement to such prospectus and (C) promptly notify the Investor of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(iii)         The Company shall use its commercially reasonable efforts to register or qualify the Registrable Shares covered by any Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably (in light of the Investor’s intended plan of distribution) requests and do any and all other acts and things that may be reasonably necessary or advisable to enable the Investor to consummate the disposition in such jurisdictions of the Registrable

Shares; provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (j)(iii), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

(iv)         The Company shall promptly notify the Investor when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

(v)          The Investor shall have the right, in its reasonable discretion, to select an underwriter or underwriters reasonably acceptable to the Company in connection with any public offering resulting from the exercise by the Investor of a Demand Registration.  In connection with any public offering, the Company shall enter into customary agreements (including an underwriting agreement in form reasonably acceptable to the Company) and use commercially reasonable efforts to take such all other actions in connection therewith as are reasonably required in order to expedite or facilitate the disposition of such Registrable Shares, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(vi)        Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by the Investor and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all relevant financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (A) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction.  The Investor further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(vii)        The Company shall furnish to the Investor and to each underwriter, if any, a signed counterpart, addressed to the Investor or such underwriter, of (A) an opinion or opinions of counsel to the Company and (B) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by such opinions or comfort letters, as the case may be, as the Investor or the managing underwriter therefor reasonably requests.

(viii)       The Company shall otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

(ix)         The Company shall use its commercially reasonable efforts to list all Registrable Shares covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Shares are then listed or traded.

(x)          At the Investor’s request, the Company shall have appropriate officers of the Company (A) prepare and make presentations at “road shows” or other meetings with analysts and rating agencies; provided that the Company shall not be required to have appropriate officers of the Company prepare and make presentations at more than two (2) “road shows” in any twelve (12)-month period, (B) take other reasonable actions to obtain ratings for any Registrable Shares and (C) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Shares.

(k)           Further Assurances.  Each of the Parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Exhibit C. For the avoidance of doubt, nothing in this Exhibit C shall diminish or otherwise modify any of the Investor’s obligations under Article IV of the Agreement.